                                                               EXHIBIT 99(a)(1)

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                          CAMBRIDGE SOUNDWORKS, INC.
                                      AT
                             $10.68 NET PER SHARE
                                      BY
                          CSW ACQUISITION CORPORATION
                         A WHOLLY OWNED SUBSIDIARY OF
                           CREATIVE TECHNOLOGY LTD.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
           TIME, ON DECEMBER 2, 1997, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES OWNED BY CREATIVE TECHNOLOGY LTD. ("PARENT") AS OF THE EXPIRATION OF THE OFFER, SHALL CONSTITUTE TWO-THIRDS OF THE SHARES OF COMMON STOCK, NO PAR VALUE (THE "SHARES"), OF CAMBRIDGE SOUNDWORKS, INC. (THE "COMPANY") THEN OUTSTANDING ON A FULLY DILUTED BASIS (AS DEFINED HEREIN) (THE "MINIMUM SHARE CONDITION"). THE OFFER IS ALSO SUBJECT TO THE OTHER TERMS AND CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. SEE THE INTRODUCTION AND "THE OFFER -- CERTAIN CONDITIONS OF THE OFFER."

                                ---------------

  THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AND VOTING (WITH THE DIRECTOR WHO IS A DESIGNEE OF PARENT NOT PRESENT OR PARTICIPATING IN ANY SUCH MEETING OR DISCUSSION), HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED HEREIN) IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY (OTHER THAN PARENT AND CSW ACQUISITION CORPORATION ("PURCHASER"), AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. SEE "SPECIAL FACTORS -- RECOMMENDATIONS OF THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER."

                                ---------------

                                   IMPORTANT

  Stockholders who desire to tender all or any portion of their Shares should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in such Letter of Transmittal, have their signature thereon guaranteed if required by Instruction 1 to such Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such facsimile) together with the certificates ("Share Certificates") representing the tendered Shares and any other required documents to State Street Bank and Trust Company (the "Depositary"), or tender their Shares pursuant to the procedures for book-entry transfer set forth under "THE OFFER -- Procedure for Accepting the Offer and Tendering Shares" or
(ii) request their broker, dealer, bank, trust company or other nominee to effect the transaction for them. Stockholders having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if they desire to tender such Shares.

  Stockholders who desire to tender their Shares and whose Share Certificate(s) are not immediately available, or who cannot comply in a timely manner with the procedures for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth under "THE OFFER -- Procedure for Accepting the Offer and Tendering Shares."

  Questions and requests for assistance may be directed to Georgeson & Company Inc. (the "Information Agent") at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent.

                                ---------------

THIS TRANSACTION  HAS NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR
  ADEQUACY   OF   THE   INFORMATION   CONTAINED  IN   THIS   DOCUMENT.   ANY
   REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                ---------------

            The date of this Offer to Purchase is November 3, 1997.

                               TABLE OF CONTENTS

                                                                             PAGE
 INTRODUCTION..............................................................    1
 SPECIAL FACTORS...........................................................    3
     1. Background of the Offer and the Merger............................     3
        Recommendations of the Company Board; Fairness of the Offer and
     2.  the Merger.......................................................     6
     3. Opinion of Financial Advisor to the Company.......................     8
        Position of Parent and the Purchaser Regarding the Fairness of the
     4.  Offer and the Merger.............................................    11
     5. Purpose and Structure of the Offer and the Merger; Reasons of
         Parent and the Purchaser for the Offer and the Merger............    12
     6. Plans for the Company After the Offer and the Merger; Certain
         Effects of the Offer and the Merger..............................    13
     7. Rights of Stockholders in the Merger..............................    13
     8. The Merger Agreement..............................................    14
     9. Interests of Certain Persons in the Offer and the Merger..........    20
    10. Share Ownership by Parent and Purchaser...........................    21
    11. Beneficial Ownership of Shares....................................    22
 THE OFFER.................................................................   23
     1. Terms of the Offer................................................    23
     2. Procedure for Accepting the Offer and Tendering Shares............    24
     3. Withdrawal Rights.................................................    26
     4. Acceptance for Payment and Payment for Shares.....................    27
     5. Certain Federal Income Tax Consequences...........................    28
     6. Price Range of the Shares.........................................    29
     7. Certain Information Concerning the Company........................    30
     8. Certain Information Concerning the Purchaser and Parent...........    31
     9. Financing of the Offer and the Merger.............................    32
    10. Intercompany Arrangements Between Parent and the Company..........    32
    11. Dividends and Distributions.......................................    34
    12. Effect of the Offer on the Market for the Shares; NASDAQ Quotation
         and Exchange Act Registration....................................    34
    13. Certain Conditions of the Offer...................................    35
    14. Certain Legal Matters.............................................    36
    15. Fees and Expenses.................................................    38
    16. Miscellaneous.....................................................    39

SCHEDULE I      DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER
SCHEDULE II     DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
SCHEDULE III AUDITED FINANCIAL STATEMENTS (AND RELATED NOTES) FOR THE COMPANY FOR THE FISCAL YEARS ENDED JUNE 29, 1997 AND JUNE 30, 1996

ANNEX A         OPINION OF HAMBRECHT & QUIST LLC
ANNEX B         RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE MBCL

TO THE STOCKHOLDERS OF CAMBRIDGE SOUNDWORKS, INC.:

                                 INTRODUCTION

  CSW Acquisition Corporation (the "Purchaser"), a Massachusetts corporation and a wholly owned subsidiary of Creative Technology Ltd., a Singapore corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, no par value (the "Shares"), of Cambridge SoundWorks, Inc., a Massachusetts corporation (the "Company"), at a price of $10.68 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (this Offer to Purchase and the related Letter of Transmittal, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Parent or the Purchaser will pay all fees and expenses of State Street Bank and Trust Company, as Depositary (the "Depositary") and Georgeson & Company Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See "THE OFFER -- Fees and Expenses."

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD"), BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AND VOTING (WITH THE DIRECTOR WHO IS THE DESIGNEE OF PARENT NOT PRESENT OR PARTICIPATING IN ANY SUCH MEETING OR DISCUSSION), HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED HEREIN) IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY (OTHER THAN PARENT AND PURCHASER), AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. SEE "SPECIAL FACTORS -- RECOMMENDATIONS OF THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER."

  HAMBRECHT & QUIST LLC ("HAMBRECHT & QUIST"), FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE COMPANY BOARD ITS WRITTEN OPINION, DATED OCTOBER 30, 1997, THAT THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF THE COMPANY'S COMMON STOCK (OTHER THAN PARENT AND ITS AFFILIATES) PURSUANT TO THE OFFER AND THE MERGER (AS DEFINED HEREIN) WAS FAIR TO SUCH STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW, AS OF THE DATE OF SUCH OPINION. SEE "SPECIAL FACTORS -- OPINION OF FINANCIAL ADVISOR TO THE COMPANY." THE FULL TEXT OF THE HAMBRECHT & QUIST OPINION IS ATTACHED HERETO AS ANNEX A. STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW OF HAMBRECHT & QUIST.

  The Company has filed with the Securities and Exchange Commission (the "SEC") a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders herewith.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES OWNED BY PARENT AS OF THE EXPIRATION OF THE OFFER, SHALL CONSTITUTE TWO-THIRDS OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (AS DEFINED HEREIN) (THE "MINIMUM SHARE CONDITION"). THE MINIMUM SHARE CONDITION MAY NOT BE WAIVED WITHOUT THE CONSENT OF THE COMPANY. AS OF OCTOBER 31, 1997, PARENT BENEFICIALLY OWNS 1,169,608 SHARES (OF WHICH 257,314 ARE SUBJECT TO A COMMON STOCK PURCHASE WARRANT) , CONSTITUTING APPROXIMATELY 28.8% OF THE CURRENTLY OUTSTANDING SHARES. THE OFFER IS ALSO SUBJECT TO THE OTHER TERMS AND CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE.

  The Company has advised the Purchaser that as of October 23, 1997, (i) 3,804,824 Shares were issued and outstanding, (ii) no Shares were held in the treasury of the Company, (iii) 576,753 Shares were authorized and reserved for future issuance pursuant to outstanding stock options granted pursuant to the Company's stock option plan ("Company Options"), (iv) 257,314 Shares were authorized and reserved for future issuance pursuant to the Common Stock Purchase Warrant held by Parent (the "Parent Warrant"), and (v) 2,000,000

Preferred Shares, no par value ("Preferred Shares"), were authorized and reserved for future issuance. The Company has further advised the Purchaser that as of October 23, 1997, there were approximately 71 holders of record of the Shares. Parent currently beneficially owns 1,169,608 Shares (of which 257,314 are subject to the Parent Warrant) which were acquired on February 28, 1997 pursuant to a Common Stock and Warrant Purchase Agreement dated as of February 20, 1997 between Parent and the Company. The remaining issued and outstanding Shares are not held by Parent or the Purchaser (the "Non-Affiliated Shares"). See "SPECIAL FACTORS -- Background of the Offer and the Merger." For purposes of the Offer, "Fully Diluted Basis" means the number of Shares that would be outstanding assuming the exercise of all outstanding Company Options but not assuming exercise of the Parent Warrant. As of October 23, 1997, all of the executive officers and directors of the Company owned approximately 270,700 Shares and held Company Options to purchase approximately 517,000 Shares (whether or not vested). The Company has advised the Purchaser that, to the best of the Company's knowledge, and subject to applicable securities laws, all of the directors (other than the director who is the designee of Parent) and all of the executive officers of the Company presently intend to tender pursuant to the Offer all Shares owned by such persons. The exercisability of all Company Options will vest in connection with the consummation of the Offer. Accordingly, based on information available as of October 23, 1997, and assuming that each of the Company Options held by the executive officers and directors of the Company are exercised in full immediately prior to the consummation of the Offer and that Parent does not elect to exercise the Parent Warrant prior to the consummation of the Offer, the Minimum Share Condition will be satisfied if, in addition to the tendering of all of the Shares held by the executive officers and directors of the Company, approximately 1,221,000 Non-Affiliated Shares are validly tendered in the Offer and not withdrawn.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 30, 1997, by and among Parent, the Purchaser and the Company (the "Merger Agreement"). The Merger Agreement provides, among other things, that as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Business Corporation Law of the Commonwealth of Massachusetts (the "MBCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation"), and will become a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, the Purchaser or any subsidiary of Parent or the Company, or Shares held by stockholders who will have properly demanded and perfected appraisal rights under the MBCL) will be canceled and converted automatically into the right to receive in cash, without interest, an amount equal to the price paid per Share in the Offer (the "Merger Price"). The Merger Agreement is more fully described under "SPECIAL FACTORS -- The Merger Agreement."

  Under the MBCL, if after consummation of the Offer, the Purchaser owns at least 90% of the Shares then outstanding, the Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders. In such event, Parent, the Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective in accordance with the MBCL as promptly as practicable after consummation of the Offer, without a meeting of the stockholders of the Company. If, however, after consummation of the Offer, the Purchaser owns less than such number of Shares, a vote of the Company's stockholders will be required under the MBCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger. See "SPECIAL FACTORS -- Purpose and Structure of the Offer and the Merger; Reasons of Parent and the Purchaser for the Offer and the Merger," "SPECIAL FACTORS -- The Merger Agreement" and "THE OFFER -- Certain Conditions of the Offer."

  No appraisal rights are available in connection with the Offer; however, stockholders will have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See "SPECIAL FACTORS -- Rights of Stockholders in the Merger."

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER AND THE MERGER. STOCKHOLDERS ARE URGED TO CAREFULLY READ THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1.BACKGROUND OF THE OFFER AND THE MERGER

  In September 1996, Mr. Robert Mainiero, Vice President of the Company, and Mr. Chris Kukshtel, Product Marketing Manager of Creative Labs, Inc., a wholly owned subsidiary of Parent operating in the United States ("Creative Labs") had an initial telephone discussion regarding the possibility of Parent distributing the Company's multimedia speaker products. In mid-September, the two gentlemen met to continue these discussions.

  On October 7, 1996 in Milpitas, California, representatives of the companies met at Creative Labs' headquarters. Company representatives demonstrated a number of the Company's speaker products. The parties also discussed distribution plans for various products. Present at this meeting were Mr. Thomas DeVesto, President and Chief Executive Officer of the Company, Mr. Maineiro and Mr. Fred Pinkerton, a Vice President of the Company, Mr. Craig McHugh, Vice President, General Manager of Creative Labs, Mr. Hock Leow, Vice President, Multimedia Products of Creative Labs, John Danforth, Vice President and General Counsel of Creative Labs, Greg Woock, Vice President of Sales for Creative Labs and Mr. Kukshtel.

  Following this meeting, via a series of telephone conferences and a face-to-face meeting at Comdex in Las Vegas, Nevada during the second week of November 1996, Mr. DeVesto and Mr. McHugh met and continued discussing the terms regarding a potential distributor relationship, including product launches, product pricing and distribution channels.

  During a conference call the first week of January 1997 among Mr. DeVesto, Mr. McHugh, Mr. Mainiero, and Ken Fong, Marketing Manager of Creative Labs, the parties decided that they wanted to pursue the distributor relationship. Near the end of this conversation, Mr. McHugh inquired as to the possibility of Parent making an equity investment in the Company. At the conclusion of this call, Mr. DeVesto stated that he would discuss the possibility of such equity investment with the Company Board.

  Further discussions regarding a potential equity investment, possible product launch plans, plans for branding existing and future products and specific potential parameters of an exclusive distribution arrangement for Parent with respect to the Company's current and future multimedia speaker products occurred among Messrs. DeVesto, Mainiero and Fong at the Consumer Electronics Show in Las Vegas during the second week of January 1997. During these meetings, Mr. Devesto stated that the Company Board had authorized him to continue discussions with Parent regarding a potential equity investment by the Parent.

  In the last week of January 1997, a meeting took place in the offices of Creative Labs in Milpitas, California to continue these discussions. Present at the meeting were Mr. DeVesto, Mr. Mainiero, Mr. Fong, Mr. Pinkerton, Mr. Sim Wong Hoo, Chairman and Chief Executive Officer of Parent, Mr. Ng Keh Long, Vice President, Corporate Treasurer and Acting Chief Financial Officer of Parent, and Mr. Danforth. The meeting consisted of a presentation by Company management regarding the Company's business and a demonstration of a prototype of PC Works(TM) -- a three-piece multimedia speaker consisting of two speakers and a subwoofer. After substantial negotiation, Mr. DeVesto stated that he would present a proposal to the Company Board in which Parent would, among other things, (i) purchase 19.5% of the Company's fully diluted equity, and
(ii) receive a warrant to purchase an additional 5.5% of the Company's fully diluted equity.

  During the last week of January 1997, Venture Law Group, outside counsel to Parent, distributed draft investment and distribution agreements to Peabody & Arnold, outside counsel to the Company.

  During the first week of February 1997, Mr. Leow, Mr. Fong and Ms. Erika Rottenberg, Associate Counsel for Creative Labs, visited the Company's headquarters in Newton, Massachusetts. Mr. Leow, Mr. Fong and Ms. Rottenberg were introduced to the Company Board, toured the Company's facilities, met a number of the Company's employees, and discussed plans regarding product distribution and corporate governance issues with Mr. DeVesto, Mr. Mainiero and Mr. Wayne Garrett, Vice President of Finance and Chief Financial Officer of the Company. The parties also discussed a number of due diligence items and plans regarding product and packaging issues. Ms. Rottenberg also met with Donald Burnham and William Kelly of Peabody & Arnold to discuss and negotiate drafts of the agreements necessary to consummate the acquisition and distribution relationship.

  Various due diligence meetings and telephone conferences among the parties occurred throughout early and mid February 1997.

  On February 20, 1997, the Company and Parent entered into definitive agreements providing for the purchase by Parent of 912,294 shares of Company common stock at a price of $5.25 per share and issuance to Parent of a warrant to acquire an additional 257,314 shares of Company common stock at an exercise price of $6.00 per share, subject to Parent meeting certain performance milestones. These transactions closed on February 28, 1997. As a part of the transaction, Parent was granted the right to designate one nominee for election to the Company Board.

  Following completion of the initial equity investment, Parent and the Company began implementing the distribution arrangement for multimedia speaker products. Early on in the parties' relationship, Parent began to realize that the pricing mechanics of the distribution agreement did not permit it to be competitive in the OEM and bulk speaker businesses, which businesses represent a majority of the speakers sold worldwide.

  Several meetings between the companies occurred between May and July 1997 regarding the working relationship and the Company's new products--PCWorks and two-piece speaker products. During these meetings, the subject of product pricing under the distribution arrangement continued to be discussed. During the third week of June 1997, the parties participated in the E3 Conference in Atlanta, Georgia, and held meetings with their respective customers. Mr. DeVesto and Mr. McHugh also met with each other during the conference to discuss a number of items, including the Parent's belief that the prices the Company was charging Parent for the Company's products were too high for Parent to meet the Company's and Parent's mutual distribution volume goals, and the Company's belief that it would need to increase the prices it was charging to Parent to meet the Company's profitability goals. Mr. DeVesto and Mr. McHugh discussed a number of possible solutions to the product pricing issue, including the possibility of Parent increasing its equity stake in the Company, modifying the distribution arrangement from an exclusive relationship to a non-exclusive relationship, or terminating the distribution agreement.

  Discussions regarding the Parent acquiring more equity in the Company continued throughout the summer months. During a telephone conversation between Mr. DeVesto and Mr. McHugh on August 8, 1997, Mr. DeVesto and Mr. McHugh agreed that they would present a proposal to their respective teams regarding Parent acquiring all of the remaining equity of the Company to determine whether there was any true interest in pursuing such a transaction.

  Mr. McHugh of Creative Labs was appointed to the Company Board at a meeting of the Company Board held on August 13, 1997. Mr. McHugh excused himself from the Company Board meeting when the Company Board discussed the Company's margins, channel profitability and prospective strategic business proposals and direction.

  In the second week of September, Hambrecht & Quist was informally retained by the Company to assist it in connection with the evaluation of the Company's various strategic alternatives. This arrangement was formalized in an engagement letter dated September 29, 1997.

  After receiving positive indications from both teams, a meeting was held at Creative Labs' headquarters in Milpitas, California on September 19, 1997 between teams representing the Company and Parent to continue discussions. Messrs. DeVesto and Garrett from the Company, and Mr. Ng, Mr. McHugh, Mr. Danforth, Mr. Fong and Ms. Rottenberg from Parent and Creative Labs participated in the meeting, as did Mr. David Golden, of Hambrecht & Quist, representing the Company. At this meeting, Mr. Ng indicated that Parent was prepared to purchase all of the remaining outstanding shares at a price of $8.40 per share, representing a premium of approximately 60% over the then-current trading price for the Company's shares. The representatives of the Company informed Mr. Ng that they would not be in a position to support a price at this level, but did indicate that they would discuss the matter with the Company Board. During this meeting, Mr McHugh indicated his tentative intention to withdraw from the Company Board in order to avoid any potential conflict of interest in connection with the Company Board's consideration of a possible transaction involving Parent acquiring all remaining equity of the Company. During the fourth week of September, Mr. DeVesto contacted the representatives of Parent to convey that the Company Board had considered the Parent's proposal of $8.40 per share and rejected it.

  On September 23 and 24, meetings occurred in Lisbon, Portugal between Mr. Sim and Mr. DeVesto in which Mr. Sim indicated on a preliminary basis that Parent might consider raising the offered price to a price in the range of $10.00 per share. Discussions between the two parties continued, with representatives of the Company inquiring as to the possibility of whether Parent might be willing to raise its offer. The Company Board discussed the proposal at a meeting held on September 29, 1997.

  During the first week of October 1997, a telephone discussion occurred among Mr. McHugh, Mr. Danforth, Mr. Fong and Mr. Golden in which Mr. McHugh stated that the highest price that Parent would be willing to pay was $10.68 per share. Mr. Golden indicated that he would present and recommend this price to the Company Board at a meeting to be convened on October 3, 1997. Within a few days, Mr. Golden telephoned Mr. Danforth and informed him that the Company wished to proceed toward definitive agreements on the basis of the $10.68 per Share price.

  On October 6, 1997, the Company received an inquiry from The Nasdaq Stock Market regarding the fact that the trading volume in the Company's stock had been unusually high for the day. There was also an increase in the trading price in the Company's stock. In response to this, the Company issued a press release stating that the Company was in discussions with Parent regarding a possible acquisition transaction. Trading in the Company's stock was halted for a period of time on this day.

  At the direction of the two parties, counsel for each party began to make preparations for the transactions beginning in the first week of October. Various due diligence items were exchanged by the parties. Draft definitive documents were circulated to the parties by Venture Law Group on October 10, 1997.

  On October 15, 1997, Mr. Sim and Mr. Ng from Parent, Mr. McHugh and Ms. Rottenberg from Creative Labs, and Mr. Michael Graves of Price Waterhouse, independent accountants to Parent, met at the Company's headquarters with Mr. DeVesto, Mr. Garrett and Mr. Mainiero of the Company, Joseph Hinkley and Laurie Bazarian from Peabody & Arnold, Mr. Golden and Mr. Frank Pittilo of Hambrecht & Quist, and George Neble from Arthur Andersen, independent accountants to the Company. The representatives from Parent and Creative Labs took a tour of the Company's headquarters and were introduced to and met with a number of the Company's department heads in an effort to allow the Parent and Creative Labs to understand the Company's operating procedures and plans. Mr. Sim, Mr. Ng and Mr. McHugh, along with Mr. DeVesto, visited two of the Company's stores. Ms. Rottenberg, Mr. Hinkley and Ms. Bazarian discussed a number of due diligence items and, in a phone conference with Mr. Steven Tonsfeldt of Venture Law Group, worked towards negotiating the terms of the Merger Agreement. Mr. Graves, Mr. Garrett and Mr. Pittilo discussed a number of financial issues relating to the transaction.

  During the remainder of October, the parties continued to negotiate the transaction documents.

  On October 27 and 28, 1997, the Company Board held meetings to discuss the Offer and the Merger. At the October 27th meeting, Hambrecht & Quist made a presentation of certain financial analyses it had performed in connection with its review of the Offer and the Merger. On October 30, 1997 Hambrecht & Quist rendered its opinion to the Company Board that the consideration to be received by the holders of Company's common stock (other than Parent and the Purchaser) pursuant to the Offer and the Merger was fair to such holders from a financial point of view. Representatives of Peabody & Arnold also gave a presentation during these meetings regarding the various legal aspects of the transaction as well as a summary of the principal terms of the Merger

Agreement. At the conclusion of these meetings, the Company Board authorized the officers of the Company to proceed with the transaction on terms consistent with those presented and to execute the Merger Agreement. Mr. McHugh of Creative Labs did not attend or participate in any meeting of the Company Board at which the proposed transaction with Parent was discussed or considered, nor was his input sought by the Company Board in connection with the proposed transaction.

  At various times through the month of October, the Board of Directors of Parent discussed on an informal basis the proposed Offer and Merger and terms of the Merger Agreement. At the conclusion of these discussions, by execution of resolutions by circular dated October 30, 1997, the Parent's Board of Directors voted unanimously to approve the Merger Agreement and authorized the officers of Parent to proceed with the transaction on terms consistent with those discussed.

  The Merger Agreement was executed on October 30, 1997, and Parent and the Company issued a joint press release before the opening of the U.S. stock markets on October 31, 1997 announcing such execution.

  On November 3, 1997, the Purchaser commenced the Offer.

2. RECOMMENDATIONS OF THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER

  The Company Board. The Company Board (with the director who is the designee of Parent not present or participating in any meeting or discussion of the Company Board) has unanimously determined that each of the Offer and the Merger is fair to, and in the best interests of, the stockholders of the Company (other than Parent and Purchaser), and the Company Board (with the director who is the designee of Parent not present or participating in any meeting or discussion of the Company Board) unanimously recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer. In reaching these determinations, the Company Board considered the following factors, each of which, in the view of the Company Board, supported such determinations:

  (i) the historical market prices and recent trading activity of the Shares, including the fact that the $10.68 per share cash consideration to be received by the stockholders of the Company (other than Parent and Purchaser) in the Offer and Merger represents a premium of approximately 50% over the reported closing price on October 3, 1997, the last full trading day preceding the public announcement of the fact that the Company and Parent were in discussions regarding a possible acquisition transaction, and a premium of approximately 74% and 102% over the average closing price for the one-month and three-month periods, respectively, preceding such date, and the fact that such price would be payable in cash, thus eliminating any uncertainties in valuing the consideration to be received by the Company's stockholders;

  (ii) the history of the negotiations between the Company Board and its representatives and Parent and its representatives, including the Company Board's belief that Parent and the Purchaser would not further increase the Offer Price and that $10.68 per Share was the highest price that could be obtained from Parent and the Purchaser;

  (iii) the opinion of Hambrecht & Quist that the consideration to be received by holders of the Company's common stock (other than Parent and the Purchaser) pursuant to the Offer and the Merger was fair to such stockholders from a financial point of view, and the report and analysis presented by Hambrecht & Quist in connection therewith;

  (iv) Parent's role as a significant wholesale purchaser of the Company's products, representing a significant portion of the Company's actual and projected revenues and the possibility that, if the Merger were not consummated, the Company and Parent might be unable to resolve a basis upon which to further pursue their exclusive distribution arrangements, thereby potentially impacting the Company's future growth and profits. In addition, if the Company could not find an alternative significant strategic partner, the Company might potentially be required to pursue alternative financing to fund the future growth of the Company which might impact the Company's business and prospects and dilute stockholders' interests in the Company;

  (v) the effect of the Minimum Share Condition that, without the consent of the Company Board, the Offer will not be consummated unless at least that number of Shares that, when added to the Shares owned by Parent, will constitute two-thirds of the Shares then outstanding (on a fully diluted basis) are validly tendered pursuant to the Offer and not properly withdrawn;

  (vi) the availability of appraisal rights in the Merger for the stockholders of the Company (other than Parent and Purchaser) under the MBCL;

  (vii) the possibility that, because of a future decline in the Company's business, the trading price of the Shares or the stock market in general, the consideration that the stockholders of the Company (other than Parent and Purchaser) would obtain in a future transaction might be less advantageous than the consideration they would receive pursuant to the Offer and the Merger;

  (viii) the review of the possible alternatives to the Offer and Merger (including the possibility of continuing to operate the Company as an independent entity in light of the Company's relative size and the presence of significant competitors in both the retail and wholesale consumer electronics marketplace), the range of possible benefits and risks to the Company's stockholders of such alternatives and the timing and the likelihood of actually accomplishing any such alternatives;

  (ix) the likelihood that the proposed acquisition would be consummated, based in part on the financial condition of Parent;

  (x) the terms and conditions of the Merger Agreement;

  (xi) the fact that pursuant to the Merger Agreement the Company is not prohibited from responding to any unsolicited Superior Proposal (as such term is defined in the Merger Agreement) to acquire the Company, and that, after giving Parent notice of the receipt of a Superior Proposal and an opportunity to make an offer which the Company Board determines, in its good faith judgment, is as favorable as the Superior Proposal, the Company may elect to terminate the Merger Agreement and pay the termination fee provided for in the Merger Agreement; and

  (xii) the structure of the transaction, which is designed, among other things, to result in receipt by the stockholders at the earliest practicable time of the consideration to be paid in the Offer and the fact that the per Share consideration to be paid in the Offer and the Merger is the same.

  Additional Considerations of the Company Board. The members of the Company Board evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of the Company and based upon the advice of financial and legal advisors. In light of the number and variety of factors that the Company Board considered in connection with its evaluation of the Offer and the Merger, the Company Board did not find it practicable to assign relative weights to the foregoing factors and, accordingly, the Company Board did not do so. In addition to the factors listed above, the Company Board considered the fact that while consummation of the Offer would result in the stockholders of the Company receiving a premium for their Shares over the trading prices of the Shares prior to the public announcement of the fact that Parent and the Company were in discussions regarding a possible acquisition transaction, consummation of the Offer and the Merger would eliminate any opportunity for stockholders of the Company (other than Parent and Purchaser) to participate in the potential future growth prospects of the Company. The Company Board determined, however, that
(i) the loss of opportunity is reflected in the Offer Price, and (ii) there are continued business risks associated with independent operations which could impact the Company's long-term financial prospects.

  In addition, the Company Board determined that the Offer and the Merger are procedurally fair to the stockholders of the Company (other than Parent and Purchaser) because, among other things (i) the Company Board retained Hambrecht & Quist as its independent financial advisor to assist it in evaluating the Offer and the Merger, (ii) the Minimum Share Condition, which may not be waived without the consent of the Company, was made a condition to the Offer, (iii) there were deliberations pursuant to which the Company Board evaluated the Offer and the Merger and alternatives thereto, and (iv) the $10.68 per Share price and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between representatives of the Company, on the one hand, and Parent, on the other.

  The Company Board recognized that the Merger is not structured to require the approval of two-thirds of the stockholders of the Company other than Parent or Purchaser, and that if the Offer is consummated Parent and the Purchaser will have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. Consummation of the Offer, however, is conditioned upon, among other things, the Minimum Share Condition, which may not be waived without consent of the Company. Pursuant to the Merger Agreement, the purchase by the Purchaser of all Shares validly tendered in the Offer and not withdrawn is a condition to the Merger.

  In making its determinations and recommendations, the Company Board was aware of the matters set forth under "SPECIAL FACTORS -- Interests of Certain Persons in the Offer and Merger."

3. OPINION OF FINANCIAL ADVISOR TO THE COMPANY

  The Company engaged Hambrecht & Quist to act as its financial advisor in connection with the Offer and the Merger (collectively, the "Proposed Transaction") and to render an opinion as to the fairness from a financial point of view to the stockholders of the Company (other than Parent and the Purchaser) of the consideration to be received in the Proposed Transaction. Hambrecht & Quist rendered its oral opinion, subsequently confirmed in writing, on October 30, 1997, to the Company's Board that, as of such date, the consideration to be received by the holders of common stock of the Company (other than Parent and the Purchaser) was fair to such holders from a financial point of view. A COPY OF HAMBRECHT & QUIST'S OPINION DATED OCTOBER 30, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, THE SCOPE AND LIMITATION OF THE REVIEW UNDERTAKEN AND THE PROCEDURES FOLLOWED BY HAMBRECHT & QUIST IS ATTACHED AS ANNEX A TO THIS OFFER TO PURCHASE. THE COMPANY'S STOCKHOLDERS ARE ADVISED TO READ THE OPINION IN ITS ENTIRETY. Stockholders should note that the opinion was written for the information of the Board of Directors in connection with their evaluation of the Proposed Transaction. No limitations were placed on Hambrecht & Quist by the Company's Board with respect to the investigation made or the procedures followed in preparing and rendering its opinion.

  In its review of the Proposed Transaction, and in arriving at its opinion, Hambrecht & Quist, among other things: (i) reviewed the publicly available consolidated financial statements of the Company for recent years and interim periods to date and certain other relevant financial and operating data of the Company made available to Hambrecht & Quist from published sources and from the internal records of the Company; (ii) reviewed certain internal financial and operating information, including projections, relating to the Company provided by the management of the Company; (iii) discussed with certain members of the management of the Company the business, financial condition and prospects of the Company; (iv) reviewed the publicly available financial statements of Parent for recent years and interim periods to date and certain other relevant financial and operating data of Parent made available to Hambrecht & Quist from published sources; (v) reviewed the recent reported prices and trading activity for the Company's common stock and compared such information and certain financial information of the Company with similar information for certain other companies engaged in businesses Hambrecht & Quist considered comparable to those of the Company; (vi) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions; (vii) reviewed the Merger Agreement; and
(viii) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data Hambrecht & Quist deemed relevant.

  Hambrecht & Quist did not independently verify any of the information concerning the Company or Parent considered in connection with such parties' review of the Proposed Transaction and, for purposes of its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of the Company or Parent, nor did they conduct a physical inspection of the properties and facilities of the Company or Parent. With respect to the financial forecasts and projections used in its analysis, Hambrecht & Quist assumed that they reflect the best currently available estimates and judgments of the expected future performance of the Company. Hambrecht & Quist also assumed that neither the Company nor Parent was a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those in the ordinary course of conducting their respective businesses. Hambrecht & Quist's opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of their opinion. Hambrecht & Quist was not requested to, and did not, formally solicit indications of interest from any other parties in connection with a possible acquisition of, or business combination with, the Company.
  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the presentation by Hambrecht & Quist to the Company Board. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analyses or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the Company Board and its opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Hambrecht & Quist (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

  The following is a brief summary of certain financial analyses performed by Hambrecht & Quist in connection with providing its written opinion to the Company Board on October 30, 1997:

  Comparison of Recent Reported Prices and Trading Activity: Hambrecht & Quist compared the average price and trading activity for the Company's common stock for a variety of periods prior to October 3, 1997, the last trading day prior to the public announcement of discussions between the Company and Parent. The average price for the week prior to October 3, 1997 was $6.95 per share, the average price for the month prior to October 3, 1997 was $6.14 per share, the average price for the previous three months prior to October 3, 1997 was $5.29 per share and the average price for the six months prior to October 3, 1997 was $5.16 per share. Additionally, Hambrecht & Quist analyzed the volume traded at specific prices for the period from January 1, 1995 to October 3, 1997 and found that for 1995 and 1997, the maximum number of shares traded in the range of $5.20 per share to $5.50 per share. In 1996, the maximum number of shares traded in the range of $3.70 to $4.00 per share. This compared with a value of $10.68 per share pursuant to the Offer and Merger.

  Premium Analysis: Hambrecht & Quist compared the price per share of the Offer as of October 30, 1997 to the last sale price of the Company's common stock on both October 3 (the last trading day prior to the public announcement of discussions between the Company and Parent) and September 4, 1997 (the twentieth trading day preceding such announcement) to similar premiums for certain technology and consumer transactions announced since August 1, 1993. Hambrecht & Quist analyzed 10 such public company technology transactions and observed that the average one-day premium and average four-week premium paid in such transactions was 23% and 27%, respectively. Hambrecht & Quist also analyzed 10 such public company consumer transactions and observed that the average one-day premium and average four-week premium paid in such transactions was 25% and 39%, respectively. This compared with the Offer in which the one-day premium was 50% and the four-week premium was 114%. Based on the analysis of premiums paid in comparable transactions, the Company's implied equity value ranged from approximately $6.35 per share to $8.92 per share. This compared with a value of $10.68 per share in the Offer.

  Analysis of Publicly Traded Comparable Companies: Hambrecht & Quist compared selected historical and projected financial information of the Company to publicly traded companies Hambrecht & Quist deemed to be comparable to the Company. Such data and ratios included enterprise value to historical revenue, market value to projected 1997 net income based on management estimates, market value to projected 1998 net income based on management estimates, market value to projected 1997 net income based on published estimates from various brokerage houses ("Wall Street estimates"), market value to projected 1998 net income based on Wall Street estimates, and market value to historical book value. Given the Company's recent history of operating and net losses, analysis of ratios of historic net income, EBIT and EBITDA was not meaningful. All multiples were based on closing stock prices on October 23, 1997. Companies viewed as comparable included certain branded consumer retail companies including Gap, Gucci, Gymboree, Starbucks, Tiffany and Williams-Sonoma; and selected stereo retailers, stereo manufacturers and peripherals manufacturers including Boston Acoustics, Inc., Circuit City Stores, Inc., Good Guys, Inc., Harman International Industries, Inc., Iomega Corp., Recoton Corp., and Zenith Electronics Corp. Hambrecht & Quist determined that the average multiple of the last-twelve-months ended June 30, 1997 revenues for the branded retail companies was 2.1. Hambrecht & Quist determined that the average multiples of calendar-year 1997 estimated net income and calendar-year 1998 estimated net income were 25.9 and 20.8 respectively. Hambrecht & Quist also determined that the average multiple of book value for these companies was 6.2. Based on the analysis of these publicly traded comparable consumer companies, the Company's implied equity value ranged from approximately $2.51 per share to $26.57 per share. Hambrecht & Quist determined that the average multiple of the last-twelve-months ended June 30, 1997 revenues for the stereo retailers, stereo manufacturers and peripherals manufacturers was 1.1. Hambrecht & Quist determined that the average multiples of calendar-year 1997 estimated net income and calendar-year 1998 estimated net income were 22.9 and 17.4 respectively. Hambrecht & Quist also determined that the average multiple of book value for these companies was 4.0. Based on the analysis of these publicly traded comparable stereo retailers, stereo manufacturers and peripherals manufacturers companies, the Company's implied equity value ranged from approximately $2.21 per share to $14.76 per share.

  Discounted Cash Flow Analysis: Hambrecht & Quist analyzed the theoretical valuation of the Company based on the unlevered discounted cash flow of the potential financial performance of the Company as calculated by Hambrecht & Quist. Unlevered free cash flow was derived by taking tax-affected earnings before interest and taxes ("EBIT"), adding non-cash charges for the relevant period, and subtracting other anticipated cash needs for the relevant periods. To estimate the total present value of the Company, before giving effect to its capital structure, Hambrecht & Quist discounted to present value (1) the projected stream of after-tax cash flows and (2) the terminal value (the hypothetical value of selling the enterprise in its entirety at some future date) of the Company's business using discount rates from 12% to 20%. The terminal value of the Company was based on multiples of 0.50, 0.75 and 1.00 times the projected revenues for the fiscal year ended June 30, 2002. At a 12% discount rate, the foregoing analysis yielded an implied equity value for the Company of $7.51 per share to $15.74 per share; at a 16% discount rate, $6.17 per share to $13.29 per share; and at a 20% discount rate, $5.02 to $11.17 per share.

  Analysis of Selected Merger and Acquisition Transactions: Hambrecht & Quist compared the Proposed Transaction with selected comparable merger and acquisition transactions. This analysis included 10 comparable consumer transactions and 10 comparable technology transactions. In examining these transactions, Hambrecht & Quist analyzed certain income statement and balance sheet parameters of the acquired company relative to the consideration offered. Multiples analyzed included consideration offered to historical revenue and to historical book value. Given the Company's recent history of operating and net losses, analysis of multiples of operating and net earnings were viewed as being not meaningful. Selected consumer transactions analyzed include Stairmaster Sports/Medical Products/John Rutledge Partners, Starsight Telecast, Inc./Gemstar International, Inc., Armor All/Clorox, Duracell International, Inc./The Gillette Company, International Jensen, Inc./Recoton Corporation, Marietta Corporation/BFMA Holding Corp., Neutrogena Corp./Johnson & Johnson, Mr. Coffee,

Inc./Singapore Brands USA, Inc., Gerber Products/Sandoz Ltd. and Goody Products/Newall Co. The consideration offered in the forgoing transactions was an average multiple of 2.0 times revenue and 4.3 times book value. Based on the analysis of these selected merger and acquisition transactions, the Company's implied equity value ranged from approximately $16.17 per share to $24.04 per share. Selected technology transactions analyzed include Sterling Electronics Corporation/Marshall Industries, Wyle Electronics/Raab Karcher AG, Microcom/Compaq Computer, Compression Labs/V-Tel. U.S. Robotics/3Com, Augat, Inc./Thomas & Betts Corp, Brooktree Corp./Rockwell International, NetWorth/Compaq Computer, Conner Peripherals, Inc./Seagate Technology, Inc., and Acuity Imaging, Inc./Robotic Vision Systems, Inc. The consideration offered in the foregoing transactions was an average multiple of 1.4 times revenue and 4.2 times book value. Based on the analysis of these selected merger and acquisition transactions, the Company's implied equity value ranged from approximately $15.73 per share to $17.04 per share.

  No company or transaction used in the above analyses is identical to the Company or Parent or the Proposed Transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

  The foregoing description of Hambrecht & Quist's opinion is qualified in its entirety by reference to the full text of such opinion which is attached as Annex A to this Offer to Purchase.

  Pursuant to an engagement letter dated September 29, 1997, the Company has agreed to pay Hambrecht & Quist a fee in connection with its services as financial advisor to the Board of Directors and the rendering of a fairness opinion. The fee with respect to the delivery of a fairness opinion is owed upon the delivery of such opinion, and the fee with respect to financial advisory services is owed upon the closing of the Merger and is not dependent upon the value of the transaction. The Company also has agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

4. POSITION OF PARENT AND THE PURCHASER REGARDING THE FAIRNESS OF THE OFFER AND THE MERGER

  Parent and the Purchaser believe that the consideration to be received by the stockholders of the Company (other than Parent and Purchaser) pursuant to the Offer and the Merger is fair to such stockholders. Parent and the Purchaser base their belief on the following factors: (i) the Company retained and was advised by independent legal and financial advisors; (ii) the Company Board (with the director who is the designee of Parent not present or participating in any such meeting or discussion) determined that the Offer and the Merger are fair to and in the best interests of the stockholders of the Company (other than Parent and Purchaser), approved the Merger Agreement and the transactions contemplated thereby and recommended that the stockholders of the Company accept the Offer and the Merger; (iii) the $10.68 per Share price to be paid in the Offer and the Merger and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between representatives of the Company, on the one hand, and Parent, on the other;
(iv) the consideration to be paid in the Offer and the Merger represents a premium of approximately 50% over the reported closing price for the Shares on October 3, 1997, the last trading day prior to the public announcement of the fact that the Company and Parent were in discussions regarding a possible acquisition transaction, and a premium of approximately 74% and 102% over the average closing price for the one-month and three-month periods, respectively, preceding such date; (v) the historical financial performance of the Company and its financial results; and (vi) the presence of the Minimum Share Condition, which may not be waived without the consent of the Company. Parent and the Purchaser have reviewed the factors considered by the Company Board in support of its decisions, as described in the Solicitation/Recommendation Statement on Schedule 14D-9 and above, and have no basis to question their consideration of or reliance on such factors. In reaching their conclusions, Parent and the Purchaser also considered generally the current and historical market prices for the Shares.

  Neither Parent nor the Purchaser found it practicable to assign, nor did either of them assign, relative weights to the individual factors considered in reaching their conclusions as to fairness.

5. PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; REASONS OF PARENT AND THE PURCHASER FOR THE OFFER AND THE MERGER

  Purpose and Structure. The purpose of the Offer is for Parent to indirectly acquire the entire equity interest in the Company. The purpose of the Merger is for Parent to acquire all of the equity interest in the Company not acquired pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the equity interest in the Company held by stockholders of the Company (other than Parent and Purchaser) from such stockholders to Parent and to provide the stockholders of the Company (other than Parent and Purchaser) with cash for all of their Shares.

  Under the MBCL and the Company's Articles of Organization, the approval of the Company Board and, under certain circumstances, the affirmative vote of the holders of two-thirds of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. If the Offer is consummated, Parent and the Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder of the Company. Consummation of the Offer, however, is conditioned upon satisfaction or waiver of the Minimum Share Condition, which may not be waived without the consent of the Company. Pursuant to the Merger Agreement, the purchase by the Purchaser of all Shares validly tendered in the Offer and not withdrawn is a condition to the Merger.

  In the Merger Agreement, the Company has agreed to take all action necessary to convene a special meeting of its stockholders as promptly as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required under the MBCL. Parent and the Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

  Under the MBCL, if, following consummation of the Offer, the Purchaser owns at least 90% of the Shares then outstanding, the Purchaser will be able to cause the Merger to occur without a vote of the Company's stockholders. In such event, Parent, the Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after consummation of the Offer without a meeting of the Company's stockholders. The Purchaser may (x) from time to time extend (and re-extend) the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer will not have been satisfied or waived, until such time as such conditions will be satisfied or waived, (y) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, or (z) extend (and re-extend) the Offer for any reason on one or more occasions for an aggregate period of not more than 20 business days beyond the latest expiration date that would otherwise be permitted under clause (x) or
(y) above if on such expiration date there will not have been tendered at least that number of Shares necessary to permit the Merger to be effected without a meeting of the Company's stockholders in accordance with the MBCL. If, following consummation of the Offer, the Purchaser owns less than 90% of the Shares then outstanding, a vote of the Company's stockholders will be required under the MBCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger. See "THE OFFER -- Certain Conditions of the Offer."

  Parent's Reasons for the Offer and the Merger. Parent believes that one of its most important strategic objectives is to provide to its customers a complete audio solution in the multimedia area. The existing and planned multimedia speaker product offerings of the Company are viewed by Parent as being extremely complimentary to the audio products being offered by Parent. The strategic fit of the Company's speaker products with the audio products offered by Parent was the primary reason that Parent made the initial equity investment and entered into the Exclusive Distribution Agreement with the Company in February 1997. Early on in the parties' relationship, however, Parent reached the conclusion that the pricing mechanics of the arrangement did not permit it to be competitive in the OEM and bulk speaker businesses, which represent a large portion of the world speaker market. While the Company believed it needed to raise its prices to Parent for the multimedia speaker products, Parent was of the view that prices being charged were already too high to permit it to meet the Company's and Parent's mutual distribution volume goals. Parent considered various alternatives to remedy this pricing issue, including increasing its equity investment on an incremental basis and restructuring or terminating the distribution arrangement. However, after substantial deliberation, Parent concluded that the only way to truly achieve its goal would be to acquire all of the remaining equity interest in the Company that it did not already own. In addition, Parent believes that the acquisition of the Company will strategically position Parent as the personal computer and consumer electronics markets converge into a single market.

6. PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; CERTAIN EFFECTS OF THE OFFER AND THE MERGER

  Pursuant to the Merger Agreement, promptly upon completion of the Offer, Parent and the Purchaser intend to effect the Merger in accordance with the terms of the Merger Agreement. See "SPECIAL FACTORS -- The Merger Agreement."

  Parent's management has begun, and intends to continue, a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable in order best to organize and integrate the activities of the Company and Parent. Parent expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments or that would be desirable to permit Parent to manage the Company. Except as otherwise disclosed in this Offer to Purchase, Parent has no present plans or proposals that would result in an extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets.

  As a result of the Offer, the interest of Parent in the Company's net book value and net earnings will increase in proportion to the number of Shares acquired in the Offer. If the Merger is consummated, Parent's interest in such items and in the Company's equity generally will increase to 100% and Parent and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any decrease in the value of the Company after the Merger. Subsequent to the Merger, current stockholders of the Company (other than Parent and Purchaser) will cease to have any equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, stockholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

  The Shares are currently traded on The Nasdaq Stock Market, Inc.'s National Market ("NASDAQ"). See "THE OFFER -- Price Range of the Shares." Following the consummation of the Merger, the Shares will no longer be quoted on NASDAQ and the registration of the Shares under the Exchange Act will be terminated. Accordingly, after the Merger there will be no publicly traded equity securities of the Company outstanding and the Company will no longer be required to file periodic reports with the SEC. See "THE OFFER -- Effect of the Offer on the Market for the Shares; NASDAQ Quotation and Exchange Act Registration." It is expected that if Shares are not accepted for payment by the Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the Company Board, will continue to manage the Company as an ongoing business.

7. RIGHTS OF STOCKHOLDERS IN THE MERGER

  No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of the Company who have not tendered their Shares will have certain rights under the MBCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Sections 85-98 of the MBCL will have the fair value of their Shares judicially determined in accordance with the MBCL and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. The fair value so determined could be the same as or more or less than the Merger Price. See Annex B attached hereto for a detailed description of appraisal rights under the MBCL, as well as the text of Sections 85-98.

  Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the Merger Price. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Hambrecht & Quist's opinion described herein) are not necessarily opinions as to "fair value" under the MBCL.

  THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTIONS 85-98 INCLUDED HEREWITH IN ANNEX B. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE MBCL.

8.THE MERGER AGREEMENT

  The following is a summary of the material terms of the Merger Agreement, a copy of which appears as an Exhibit to the Tender Offer Statement on Schedule 14D-1 filed by the Purchaser and Parent with the SEC in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

  The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable after the date thereof, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The Merger Agreement further provides that the Purchaser will not, without the consent of the Company, accept for payment any Shares tendered pursuant to the Offer unless at least two-thirds of then issued and outstanding Shares (on a fully diluted basis) will have been validly tendered and not withdrawn prior to the expiration of the Offer, thereby satisfying the Minimum Share Condition. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction or waiver of the Minimum Share Condition and certain other conditions that are described in "THE OFFER -- Certain Conditions of the Offer." The Purchaser and Parent have agreed that no change in the Offer may be made which decreases the Offer Price, changes the form of consideration payable in the Offer or reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those described in "THE OFFER -- Certain Conditions of the Offer." The Purchaser may (x) from time to time extend (and re-extend) the Offer, if at the scheduled expiration date of the Offer any of the conditions of the Offer have not been satisfied or waived, until such time as such conditions have been satisfied or waived (y) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or (z) extend (and re-extend) the Offer for any reason on one or more occasions for an aggregate period of not more than 20 business days beyond the latest expiration date that would otherwise be permitted under clause (x) or (y) above, if on such expiration date at least that number of Shares necessary to permit the Merger to be effected without a meeting of the Company's stockholders in accordance with the MBCL have not been tendered.

  The Merger. The Merger Agreement provides that as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the MBCL, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation and will become a wholly owned subsidiary of Parent. At the Effective Time (as defined in the Merger Agreement), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company, Shares owned by Parent, the Purchaser or any subsidiary of Parent or the Company or Shares held by stockholders who will have properly demanded and perfected appraisal rights under the MBCL) will be canceled and converted automatically into the right to receive the Merger Price.

  The Purchaser or the designated paying agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts that the Purchaser or the paying agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law.

  Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

  Promptly upon the purchase by the Purchaser of Shares in the Offer, and from time to time thereafter, the Purchaser will be entitled to designate that number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to the Merger Agreement) and (ii) the percentage that the number of Shares owned by the Purchaser, Parent and any direct or indirect wholly owned subsidiary of Parent (including Shares purchased in the Offer) bears to the total number of Shares outstanding at such time, and to effect the foregoing the Company will upon request by the Purchaser, at the Company's election, either increase the number of directors comprising the Company's Board of Directors or seek and accept resignations of incumbent directors. The first date on which designees of the Purchaser will constitute a majority of the Company's Board of Directors is referred to as the "Cut-Off Date." At such times, the Company will use its reasonable best efforts to cause individuals designated by the Purchaser to constitute the same percentage of each committee of the Board as such individuals represent on the Company's Board of Directors.

  Following the Cut-Off Date and prior to the Effective Time, the Board of Directors of the Company will have at least one director who is neither designated by the Purchaser, an employee of the Company nor otherwise affiliated with the Purchaser (one or more of such directors, the "Independent Directors") and any amendment of the Merger Agreement or the Articles of Organization or Bylaws of the Company, any termination or amendment of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or any exercise or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of the Independent Directors.

  The Merger Agreement provides that the directors of the Purchaser at the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement provides that, at the Effective Time, the Articles of Organization of the Purchaser will be the Articles of Organization of the Surviving Corporation; provided, however, that, at the Effective Time, Article I of the Articles of Organization of the Surviving Corporation will be amended to read as follows: "The name of the corporation is Cambridge SoundWorks, Inc." The Merger Agreement also provides that the bylaws of the Purchaser will be the bylaws of the Surviving Corporation.

  At the Effective Time, each holder of an option to purchase shares of Company common stock (a "Company Option") issued pursuant to the Company's 1993 Stock Option Plan (the "Stock Option Plan") will become entitled to receive from the Surviving Corporation, for each such Company Option, an amount in cash equal to the product of (i) the excess, if any, of the Merger Price over the applicable exercise price of each such Company Option and (ii) the number of Shares such holder could have purchased had such holder exercised such Company Option immediately prior to the Effective Time, and thereafter each such Company Option will be canceled. The Stock Option Plan will terminate as of the Effective Time and the Company will use reasonable efforts to ensure that following the Effective Time no holder of options or any participant in the Stock Option Plan has any right thereunder to acquire any equity securities of the Company or the Surviving Corporation.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company, Parent and the Purchaser as to corporate status and the enforceability of the Merger Agreement against each such party and by the Company as to its capitalization, compliance with law, the accuracy of financial statements and filings with the SEC and the absence of certain material adverse changes or events concerning the Company's business from June 29, 1997 to the date of the Merger Agreement.

  Covenants of Parent, the Purchaser and the Company. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby (the "Stockholders' Meeting"). At the Stockholders' Meeting, Parent and the Purchaser will cause all Shares then owned by them to be voted in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby. In the event that the Purchaser acquires such number of Shares that, when taken together with the Shares previously owned by Parent and Purchaser, constitute at least 90% of the outstanding Shares, the parties have agreed to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 82 of the MBCL, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

  The Merger Agreement provides that the Company will, if required by applicable law, as soon as practicable following consummation of the Offer, file a proxy statement with the SEC under the Exchange Act (the "Proxy Statement"), and will use its best efforts to have the Proxy Statement cleared by the SEC. Parent, the Purchaser and the Company will cooperate with each other in the preparation of the Proxy Statement, and the Company will notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and will provide promptly to Parent copies of all correspondence between the Company or any representative of the Company and the SEC. The Company will give Parent and its counsel the opportunity to review and comment upon the Proxy Statement prior to its being filed with the SEC and will give Parent and its counsel the opportunity to review and comment upon all amendments and supplements to the Proxy Statement and participate in the preparation of any written responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Company and its counsel will be given the opportunity to review and comment on the Offer documents and any amendments thereto prior to the filing thereof with the SEC. Parent and the Purchaser will provide the Company and its counsel with a copy of any written comments or telephonic notification of any verbal comments Parent or the Purchaser may receive from the SEC or its staff with respect to the Offer documents promptly after the receipt thereof and will provide the Company and its counsel with a copy of any written responses and telephonic notification of any verbal responses of Parent, the Purchaser or their counsel. Each of the Company, Parent and the Purchaser agrees to use reasonable efforts, after consultation with the other parties, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

  Pursuant to the Merger Agreement, the Company has agreed that neither it nor any of its employees or directors will initiate or solicit any inquiries in respect of, or the making of any proposal for, a Third Party Acquisition (as defined below), or engage in any negotiations concerning a Third Party Acquisition; provided, however, that if at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an unsolicited Third Party Acquisition, (x) furnish only such information with respect to the Company as was delivered to Parent and (y) participate in the discussions and negotiations regarding such offer; and further provided, that the Company or its Board of Directors may comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any proposed Third Party Acquisition. The Company has agreed to notify Parent promptly if any inquiries relating to or proposals for a Third Party

Acquisition are received by the Company or any negotiations in connection with a possible Third Party Acquisition are sought to be initiated or continued with the Company.

  Except as set forth below, the Board of Directors of the Company has agreed not withdraw its recommendation of the Offer or the Merger and other transactions contemplated hereby or approve or recommend any Third Party Acquisition. Notwithstanding the preceding sentence, if the Board of Directors of the Company determines that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors may withdraw or alter its recommendation of the Offer or the Merger, or approve or recommend or cause the Company to enter into an agreement with respect to a Superior Proposal (as defined below), but in each case only (i) after providing written notice to Parent advising it that the Board of Directors has received a Superior Proposal and (ii) if Parent does not, within five business days (or within two business days with respect to any amendment to any Superior Proposal) after Parent's receipt of notice, make an offer which the Board of Directors of the Company determines in its good faith judgment to be as favorable to the Company's stockholders as such Superior Proposal; provided, however, that the Company will not be entitled to enter into any agreement with respect to a Superior Proposal unless the Merger Agreement is concurrently terminated by its terms. For purposes of the Merger Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person or entity (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, the Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of 30% or more of the total assets of the Company (other than the purchase of the Company's products in the ordinary course of business); (iii) the acquisition by a Third Party of 30% or more of the outstanding Shares; (iv) the adoption by the Company of a plan of partial or complete liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company of 30% or more of the outstanding Shares; or (vi) the acquisition by the Company by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal to or greater than 30% of the annual revenues, net income or assets of the Company. For purposes of the Merger Agreement, a "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company by a majority vote determines in its good faith judgment (based on consultation with Hambrecht & Quist or another financial adviser of nationally recognized reputation) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person or entity making the proposal, including the availability of financing therefor) and more favorable to the Company's stockholders than the Offer and the Merger.

  Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the Cut-Off Date, unless Parent otherwise agrees in writing: (i) the businesses of the Company and its subsidiaries will be conducted only in, and the Company will not take any action except in, the ordinary course of business and in a manner consistent with past practice; (ii) the Company will endeavor to preserve substantially intact the business organization of the Company, to keep available the services of the current officers and employees of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations; and (iii) the Company will not declare or pay dividends, split, combine or reclassify its stock, issue convertible securities or issue rights, warrants or options to purchase Shares other than shares issuable upon exercise of warrants or Company Options outstanding as of the date of the Merger Agreement; amend its Articles of Organization or Bylaws; acquire or agree to acquire any business or any corporation or other business organization or division thereof; authorize any single capital expenditure which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $150,000; increase the compensation payable to its officers or employees, except for increases in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or establish or amend any collective bargaining, compensation, stock option, or other arrangement for the benefit of any director, officer or employee; make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; pay or settle any suit, claim, liability or obligation, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company's balance sheet dated as of June 29, 1997 as filed by the Company with the SEC in its Annual Report on Form 10-K for its fiscal year ended June 29, 1997 or subsequently incurred in the ordinary course of business and consistent with past practice; or take any action that would result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue in any material respect or in any of the conditions to the Offer or any of the conditions to the Merger not being satisfied.

  The Company and Parent are each obligated under the Merger Agreement to give each other prompt notice of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder.

  The parties have agreed that all rights to indemnification by the Company existing as of the date of the Merger Agreement in favor of each present and former director and officer of the Company as provided in the Company's Articles of Organization or Bylaws or pursuant to any other agreements in effect as of such date will survive the Merger and will continue in full force and effect for a period of at least six years from the Effective Time. The Merger Agreement also provides that the Surviving Corporation will use commercially reasonable efforts to maintain in effect for six years from the Effective Time directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to such existing insurance coverage (including coverage amounts); provided, however, that in no event will the Surviving Corporation be required to expend more than an amount per year equal to 125% of current annual premiums paid by the Company for such insurance. The Surviving Corporation's obligation to maintain such insurance will, however, terminate at such time following the first anniversary of the Merger Agreement as Parent, in its sole discretion, agrees in writing to assume in all respects the general indemnification obligations of the Company with respect to its directors and officers.

  Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, each of the parties thereto will use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, using its reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the transactions and to fulfill the conditions to the Offer and the Merger.

  Under the Merger Agreement, Parent and the Company agree to consult with one another before issuing any press release or otherwise making any public statements with respect to the Merger Agreement or the transactions contemplated thereby. Parent and the Company further agree not to issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

  Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions (a) to the extent required by the MBCL and the Company's Articles of Organization and Bylaws, the Merger Agreement, the Merger and the transactions contemplated thereby will have been approved and adopted by the affirmative vote or consent of the stockholders of the Company, (b) no foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or the Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by the Merger Agreement, provided, however, that each of the parties will have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any injunction or other order that may be entered, (c) the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act ("HSR") will have expired or been terminated, and all other required governmental filings and consents will have been made or obtained, other than the filing of the Articles of Merger, (d) the Purchaser will have purchased all Shares validly tendered and not withdrawn pursuant to the Offer, (e) the representations and warranties of the Company, Parent and the Purchaser set forth in the Merger Agreement will be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date of the Merger as though made on and as of the Closing Date, and (f) the Company, Parent and the Purchaser shall have performed in all material respects all obligations required to be performed by each of them under the Merger Agreement at or prior to the Closing Date of the Merger.

  Termination; Certain Payments; Fees and Expenses. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval of the Merger Agreement and the transactions contemplated thereby by the stockholders of the Company:
(a) by mutual written consent duly authorized by the Boards of Directors of the Company, Parent and the Purchaser; (b) by either Parent or the Company if any court of competent jurisdiction or other governmental authority will have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action will have become final and nonappealable; (c) by either Parent or the Company if (i) the Offer will have terminated or expired in accordance with its terms without the Purchaser having accepted for payment any Shares pursuant to the Offer; or (ii) the Purchaser will not have accepted for payment any Shares pursuant to the Offer within 120 days following the commencement of the Offer; provided, however, that the right to terminate the Merger Agreement will not be available to any party the failure of which (or the failure of the affiliates of which) to perform in any material respect any of its obligations under the Merger Agreement results in the failure of any condition set forth in Annex I of the Merger Agreement or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty under the Merger Agreement by such party; (d) by Parent if (i) prior to the purchase of Shares pursuant to the Offer, (A) the Board of Directors of the Company or any committee thereof will have withdrawn or modified in a manner adverse to the Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement; (B) the Board of Directors of the Company or any committee thereof will have recommended to the stockholders of the Company acceptance of a Third Party Acquisition; (C) the Company will have entered into any definitive agreement with respect to a Third Party Acquisition; or (D) the Board of Directors of the Company or any committee thereof will have resolved to do any of the foregoing; or (ii) the Company will have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement which breach cannot be or has not been cured 20 days after the giving of written notice to the Company; or (e) by the Company if (i) the Board of Directors of the Company will have withdrawn or modified in a manner adverse to the Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement or the Merger in order to approve the execution by the Company of a definitive agreement providing for the transactions contemplated by a Superior Proposal, provided that the Company will have complied with the provisions of the Merger Agreement, including the notice provisions therein, and will have made simultaneous payment of the fee contemplated by the Merger Agreement, as described below; or (ii) Parent or the Purchaser will have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement which breach cannot be or has not been cured 20 days after the giving of written notice to Parent or the Purchaser, as applicable, except, in any case, for such breaches which are not reasonably likely to affect adversely Parent's or the Purchaser's ability to complete the Offer or the Merger.

  If the Merger Agreement is terminated, the Merger Agreement will become void and of no effect with no liability on the part of any party hereto, except for fraud and for willful breach of a material obligation contained herein and except that the certain agreements contained in the Merger will survive the termination hereof.

  In the event that: (i) the Merger Agreement is terminated (A) pursuant to
Section 8.1(d)(i) or Section 8.1(e)(i) of the Merger Agreement, or (B) pursuant to Section 8.1(c) or 8.1(d)(ii) of the Merger Agreement, to the extent that the termination or the failure to accept any Shares for payment, as the case may be, will relate to the intentional failure of the Company to perform in any material respect any material covenant or agreement of it contained in the Merger Agreement or the intentional material breach by the Company of any material representation or warranty of it contained in the Merger Agreement; or (ii) any person will have commenced, publicly proposed or communicated to the Company a proposal with respect to a Third Party Acquisition and (A) the Offer will have remained open for at least 20 business days, (B) the Minimum Share Condition will not have been satisfied, (C) the Merger Agreement will have been terminated and (D) the Company will have consummated a Third Party Acquisition with any person other than Parent or any of its affiliates before or within 12 months after the date of such termination, then, in any such event, the Company will pay Parent promptly (but in no event later than 1 business day after the first of such events will have occurred) a fee of $1,250,000, plus an amount, not to exceed $750,000, equal to Parent's actual and reasonably documented out-of-pocket fees and expenses incurred by Parent and the Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby, which amounts will be payable in immediately available funds.

  In the event that (i) Parent or the Purchaser shall willfully or intentionally breach in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement and as a result thereof the Company shall terminate the Merger Agreement pursuant to Section 8.1 (e)(ii) of such agreement or (ii) Parent shall elect to terminate the Merger Agreement and fail to proceed to consummate the Offer or the Merger after all applicable conditions shall have been satisfied, then, in either of such events, Parent shall pay to the Company promptly (but in no event later than one business day after the date of such termination) a fee of $1,250,000, plus an amount, not to exceed $400,000, equal to the Company's actual and reasonably documented out-of-pocket fees and expenses incurred by the Company in connection with the Offer, the Merger, the Merger Agreement and the consummation of the transactions thereby, which amounts shall be payable in immediately available funds. Such payment by Parent to the Company shall represent the sole and exclusive remedy at law or in equity to which the Company and its officers, directors, representatives and other affiliates shall be entitled in the event the Merger Agreement shall be terminated in the circumstances contemplated by clauses (i) and (ii) of this paragraph.

  In the event that either the Company or Parent fails to pay any amounts owing pursuant to the foregoing when due, interest will be paid on such unpaid amounts, commencing on the date such amounts became due, at a rate equal to the rate of interest publicly announced by Bank of America NT&SA from time to time in San Francisco, California, as such bank's "reference rate" plus 3%.

  Except as set forth above and in "THE OFFER -- Fees and Expenses," all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees and expenses, whether or not the transactions contemplated by the Merger Agreement are consummated.

9.INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

  In considering the recommendations of the Company Board with respect to the Offer and the Merger and the fairness of the consideration to be received in the Offer and the Merger, stockholders should be aware that certain officers and directors of the Company have interests in the Offer and the Merger which are described below and which may be in addition to their interests as stockholders of the Company. Stockholders also should be aware that Parent and the Purchaser have certain interests that present actual or potential conflicts of interest in connection with the Offer and the Merger. The Company Board was aware of these actual and potential conflicts of interest and considered them along with the other matters described under "SPECIAL FACTORS-- Recommendations of the Company Board; Fairness of the Offer and the Merger."

  Company Stock Option Plan. In 1995 the Company's 1993 Stock Option Plan was amended to provide that in the event of a transaction such as that contemplated by the Offer all outstanding stock options under such plan will become fully vested and exercisable with respect to 100% of the Shares covered thereby. If the

Purchaser purchases Shares in the Offer and the Minimum Share Condition is not waived, the vesting referred to above will be deemed to occur immediately prior to such purchase. The following table sets forth the number of Company Options (if fully vested) held by each director and officer of the Company and the net value in dollars to be received by reason of the consummation of the
Offer:

      NAME                       TITLE                    NET VALUE
      ----                       -----                    ----------
      Thomas J. DeVesto          President & CEO          $1,281,650
      Wayne P. Garrett           Vice President-Finance      275,550
      Thomas J. Hannaher         Vice President-Marketing    246,475
      Robert S. Mainiero         Vice President-Business     290,550
      Sandy Ruby                 Vice President-Retail       274,350
      Thomas E. Brew, Jr.        Director                     37,440
      Franklin S. Browning, Jr.  Director                     42,400
      Leo Kahn                   Director                     37,440
      Peter B. Seamans           Director                     54,440

  Indemnification and Insurance. Under the MBCL, corporations incorporated under the laws of the Commonwealth of Massachusetts are permitted to indemnify their current and former directors, officers, employees and agents under certain circumstances against certain liabilities and expenses incurred by them by reason of their serving in such capacities. The Company's Articles of Organization provide that each director and officer will be indemnified by the Company to the fullest extent permitted under the MBCL against liabilities and expenses incurred in connection with any threatened, pending or completed legal action or proceeding to which he or she may be made a party or threatened to be made a party by reason of being a director of the Company or a predecessor company, or serving any other enterprise as a director or officer at the request of the Company. The directors and officers of the Company have entered into indemnification agreements with the Company for the purpose of confirming such rights. The Company has also purchased directors' and officers' liability insurance for the benefit of these persons. The Merger Agreement provides that the indemnification rights of the directors and officers of the Company set forth in the Surviving Corporation's charter documents will not for a period of at least six years be modified in a manner that adversely affects such persons. Furthermore, Parent has confirmed in the Merger Agreement that it will cause the Surviving Corporation to honor the existing indemnification agreements with these persons. And finally, the Surviving Corporation will be obligated to maintain the directors' and officers' insurance at the current benefit level for a period of six years following the closing of the Merger unless, at a time following the first anniversary of the date of the Merger Agreement, Parent agrees to directly assume the indemnification obligations of the Surviving Corporation described above. In that event the Surviving Corporation will not be required to continue the insurance coverage. See "SPECIAL FACTORS--The Merger Agreement-- Covenants of Parent, the Purchaser and the Company."

  Change of Control and Severance Agreement. Mr. Wayne Garrett, Vice President of Finance and Chief Financial Officer of the Company, has entered into a letter agreement with the Company, dated as of August 4, 1997, which provides that in the event he is terminated without cause within twelve months after a change of control of the Company, he will be entitled to severance pay in the amount of one times his highest annual base salary during the three years prior to termination of employment. If Mr. Garrett is terminated without cause absent a change of control event, he will be entitled to three months' severance pay. Mr. Garrett's annual base salary for the fiscal year ending June 29, 1997 was approximately $144,000. A "change of control" would be deemed to have taken place if (i) the Company Board appoints a new Chief Executive Officer, or (ii) in connection with any tender or exchange offers or other change in share ownership, a merger or other business combination, or a sale of assets, the persons who were Directors of the Company before such transaction cease to constitute a majority of the Company Board after such transaction. Consummation of the Offer will be deemed a "change of control" for purposes of Mr. Garrett's letter agreement. A "termination of employment" includes a resignation by Mr. Garrett in response to any material diminution of his duties and responsibilities from those currently held by him as Chief Financial Officer of the Company. "Cause" is defined as willful misconduct, conviction of a felony or other crime involving moral turpitude, or fraud, embezzlement or other conduct involving material dishonesty.

10.SHARE OWNERSHIP BY PARENT AND PURCHASER

  As of November 3, 1997, Parent owns 912,294 Shares which were acquired pursuant to a Common Stock and Warrant Purchase Agreement with the Company and holds a currently exercisable warrant to acquire an additional 257,314 Shares. If Parent were to exercise its warrant, Parent would own approximately 28.8% of the Shares outstanding and approximately 26.7% of the Shares outstanding on a Fully Diluted Basis. See "SPECIAL FACTORS -- Background of the Offer and the Merger." The Purchaser owns no Shares as of the date hereof. Prior to the Effective Time, if necessary or desirable in connection with the Merger, Parent may transfer all of its Shares to Purchaser.

11.BENEFICIAL OWNERSHIP OF SHARES

  The following table sets forth certain information, as of October 23, 1997, regarding the ownership of Shares by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Shares, as well as each director of the Company, the Chief Executive Officer of the Company, certain other officers of the Company, and all executive officers and directors of the Company as a group:

                                                           SHARES    APPROXIMATE
                                                        BENEFICIALLY   PERCENT
                                                          OWNED(1)     OWNED(2)
                                                        ------------ -----------
   Thomas J. DeVesto(3)...............................     438,605      11.3%
   Wayne P. Garrett...................................      21,666         *
   Thomas J. Hannaher.................................      25,394         *
   Robert S. Mainiero.................................      15,000         *
   Sandy Ruby.........................................      21,666         *
   Thomas E. Brew, Jr.................................       8,000         *
   Franklin S. Browning, Jr...........................       8,000         *
   Leo Kahn...........................................      14,300         *
   Craig L. McHugh ...................................          --        --
   Peter B. Seamans...................................       8,000         *
   All executive officers and directors as a group (10
    persons)..........................................     560,631      14.0
   Creative Technology Ltd.(4)........................   1,169,608      28.8
   William R. Hambrecht (5)...........................     337,000       8.9
   Henry E. Kloss.....................................     322,766       8.5

--------
 *  Less than 1%

(1) The Company has advised Parent and the Purchaser that it believes that, except for the voting arrangements set forth in the Voting Agreement dated as of February 28, 1997 among Parent, the Company, Mr. Kloss and Mr. DeVesto (see "THE OFFER--Intercompany Arrangements Between Parent and the Company--Voting Agreement"), all beneficial owners named in the table have sole voting and investment power with respect to the Shares they beneficially own. The Shares shown in the table to be beneficially owned include any Shares that the person has the right to acquire within 60 days of October 23, 1997, by the exercise of any Company Option of which the Company has knowledge. The Shares subject to such Company Options are as follows: Mr. DeVesto: 74,167 shares; Mr. Garrett: 21,666 shares; Mr.
    Hannaher: 25,394 shares; Mr. Mainiero: 15,000 shares; Mr. Ruby: 21,666 shares; Mr. Brew: 8,000 shares; Mr. Browning: 8,000 shares; Mr. Kahn:
    8,000 shares; Mr. Seamans: 8,000 shares; and all executive officers and directors as a group: 189,893 shares.

(2) Percent of the 3,804,824 Shares outstanding as of October 23, 1997, counting as outstanding for each named person all Shares issuable to such person on exercise of Company Options that are included in the first column.

(3) Includes 11,530 shares of Common Stock held by Mr. DeVesto as custodian for minor children with respect to all of which shares Mr. DeVesto disclaims beneficial ownership. Also includes a currently exercisable option to acquire 100,000 shares from Henry E. Kloss.

(4) The percentage calculated includes the 257,314 Shares subject to the Parent Warrant.

(5) According to a report filed with the Securities and Exchange Commission on Amendment No. 1 to Schedule 13D, dated August 15, 1997, William R. Hambrecht is the Chairman of Hambrecht & Quist Group ("H&Q Group", which is the sole parent of Hambrecht & Quist California), Hambrecht & Quist California ("H&Q California", which is a member of Hambrecht & Quist LLC) and, Hambrecht & Quist LLC ("H&Q LLC") and is a trustee of the Hambrecht 1980 Revocable Trust ("Trust"). Mr. Hambrecht shares voting and investment power with respect to the 145,000 shares (3.9%) held by H&Q LLC and 192,000 shares (5.0%) held by the Trust. Mr. Hambrecht disclaims beneficial ownership as to 337,000 shares. Each of H&Q Group and H&Q California disclaims beneficial ownership as to 145,000 shares.

                                   THE OFFER

1.TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not theretofore withdrawn in accordance with the provisions set forth under "THE OFFER -- Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on December 2, 1997, unless and until the Purchaser in its sole discretion, but subject to the terms and conditions of the Merger Agreement, will have extended the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

  The Offer is conditioned upon, among other things, satisfaction (or waiver with approval of the Company Board) of the Minimum Share Condition and the other conditions to the Offer set forth under "THE OFFER -- Certain Conditions of the Offer."

  Subject to the applicable rules and regulations of the SEC, the Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, upon the failure to be satisfied of any of the conditions to the Offer set forth under "THE OFFER -- Certain Conditions of the Offer," to (i) terminate or amend the Offer, (ii) extend the Offer and postpone acceptance for payment of any Shares, or (iii) waive any condition (except, without the consent of the Company Board, for the Minimum Share Condition), by giving oral or written notice of such termination, amendment, extension or waiver to the Depositary and by making a public announcement thereof. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to any such extension, and all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See "THE OFFER -- Withdrawal Rights." The Purchaser may (x) from time to time extend (and re-extend) the Offer, if, at the scheduled expiration date of the Offer, any of the conditions to the Offer will not have been satisfied or waived, until such time as such conditions will be satisfied or waived, (y) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, or (z) extend (and re-extend) the Offer for any reason on one or more occasions for an aggregate period of not more than 20 business days beyond the latest expiration date that would otherwise be permitted under clause (x) or (y) above if on such expiration date there will not have been tendered at least that number of Shares necessary to permit the Merger to be effected without a meeting of the Company's stockholders in accordance with the MBCL. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

  Any termination, amendment, extension or waiver will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcements, the Purchaser will not have any obligations to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service. As used herein, a "business day" means any day other than a Saturday, Sunday or federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

  If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of the Shares) is delayed in its acceptance for payment of or payment for any Shares validly tendered and not withdrawn in the Offer or the Purchaser is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in "THE OFFER -- Withdrawal Rights." The ability of the Purchaser to delay the payment for the Shares that the Purchaser has accepted for payment, however, is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

  If the Purchaser or Parent makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will, or Parent will cause the Purchaser to, disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, or a change in the dealer's advisory fee, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to securityholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in a dealer's solicitation fee, a minimum period of ten business days from the date of such change is generally required under the applicable rules and regulations of the SEC to allow for adequate dissemination to stockholders and investor response.

  The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to stockholders of record and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on such stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES

  Valid Tender. For a stockholder to validly tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and Share Certificates for tendered Shares must be received by the Depositary at one of such addresses or such Share Certificates must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case on or prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

  Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company ("DTC") and the Philadelphia Depositary Trust Company ("PDTC") (DTC and PDTC, each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the book-entry transfer system to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS BOOK-ENTRY PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED AT THE DEPOSITARY. IF DELIVERY IS BY MAIL, THEN INSURED OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder(s) of the Shares (which term, for purposes of this Section, includes any participant in a Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder(s) has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Share Certificates not validly tendered or not accepted for payment or not purchased are to be issued or returned to a person other than the registered holder of the Share Certificates, the tendered Share Certificates must be endorsed in blank or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder(s) appear on the Share Certificates with the signatures on such Share Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such Shares may nevertheless be tendered provided that all of the following guaranteed delivery procedures are duly complied with:

    (1) such tender is made by or through an Eligible Institution;

    (2) the Depositary receives (by hand, mail, telegram or facsimile transmission) on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

    (3) the Share Certificates representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or in the case of Book-Entry Transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery. A "NASDAQ trading day" is any day on which NASDAQ is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof) for such Shares, properly completed and duly executed, with any required signature guarantees, or, in the case of Book-Entry Transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, Book-Entry Confirmations and such other documents are actually received by the Depositary. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares to any tendering stockholders, regardless of any extension of the Offer or any delay in making such payment.

  Purchaser's acceptance for payment of Shares validly tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer (other than the Minimum Share Condition, which can only be waived with the consent of the Company Board) or any defect or irregularity in any tender with respect to any particular Shares, or with respect to those Shares held by any particular stockholder, whether or not similar conditions, defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Parent, Purchaser, any of its affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid backup withholding of Federal income tax on payments of cash pursuant to the Offer, a stockholder tendering Shares in the Offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certification described above, under Federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payment made to such stockholder pursuant to the Offer. All stockholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is provided in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 11 to the Letter of Transmittal.

3.WITHDRAWAL RIGHTS

  Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date, and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 2, 1998. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn if Share Certificates have been tendered and the name of the registered holder of the Shares to be withdrawn as set forth on such Share Certificates if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth under "THE OFFER -- Procedure for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the appropriate financial institution that is a member of the system of a Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures for such withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may be retendered by again following one of the procedures described above under "THE OFFER -- Procedure for Accepting the Offer and Tendering Shares" at any time on or prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, Purchaser, any of their affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the terms set forth under "THE OFFER -- Withdrawal Rights" promptly after the later to occur of (i) the Expiration Date or (ii) the satisfaction or waiver (where permissible) of the terms and conditions set forth under "THE OFFER -- Certain Conditions of the Offer." Any determination concerning the satisfaction or waiver of such terms and conditions will be within the sole discretion of Purchaser, which determination will be final and binding on all holders of Shares. See "THE OFFER -- Terms of the Offer" and "THE OFFER -- Dividends and Distributions." Subject to applicable rules of the SEC and the terms and conditions of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Purchaser's obligation under Rule 14e-1(c) under the Exchange Act to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates (or timely Book-Entry Confirmation of the book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth under "THE OFFER -- Procedure for Accepting the Offer and Tendering Shares"), (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to such validly tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES TENDERED PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payments will be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

  If the Purchaser is delayed in its acceptance for payment of, or payment for tendered Shares or is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to Purchaser's obligations under Rule 14e-1(c) under the Exchange Act to pay for or return the tendered Shares promptly after the termination or withdrawal of the Offer), the Depositary may, nevertheless, retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described under "THE OFFER -- Withdrawal Rights."

  If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or for any reason, Share Certificates for any such Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth under "THE OFFER -- Procedure for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

  Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of Purchaser's subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for purchase.

5.CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The summary of Federal income tax consequences set forth below is for general information only and is based on Purchaser's understanding of the law as currently in effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States and stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

  The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for Federal income tax purposes under the Code, and may also be a taxable transaction under applicable state, local or foreign income and other tax laws. Generally, for Federal income tax purposes, a tendering stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer and the stockholder's adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year.

  A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder who does not furnish its TIN may be subject to a penalty imposed by the IRS. See "THE OFFER -- Procedure for Accepting the Offer and Tendering Shares."

  If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return.

  The receipt of cash by stockholders pursuant to the Merger should result in similar Federal income tax consequences to such stockholders similar to those described above.

6.PRICE RANGE OF THE SHARES

  The Company's common stock is traded over the counter on NASDAQ under the symbol HIFI. The following table sets forth for the periods indicated the high and low sale prices of the common stock as reported by NASDAQ.

                                                                     CAMBRIDGE
                                                                    SOUNDWORKS,
                                                                       INC.
                                                                    -----------
                                                                    HIGH   LOW
                                                                    ----- -----
   FISCAL 1996
     Quarter ended September 30, 1995.............................. $7.75 $4.75
     Quarter ended December 31, 1995...............................  6.00  4.25
     Quarter ended March 31, 1996.................................. 6.375 3.625
     Quarter ended June 30, 1996................................... 4.625  3.25
   FISCAL 1997
     Quarter ended September 30, 1996..............................  4.75  3.25
     Quarter ended December 31, 1996............................... 7.125 3.375
     Quarter ended March 31, 1997.................................. 5.875 3.375
     Quarter ending June 29, 1997..................................  5.50 4.625
   THREE MONTHS ENDED SEPTEMBER 28, 1997
     Quarter ended September 28, 1997.............................. 7.125 4.203

  On October 3, 1997, the last full day of trading prior to the public announcement of the fact that Parent and the Company were in discussions regarding a possible acquisition transaction, according to published sources, the reported closing price of the Shares on NASDAQ was $7.125 per Share. On October 30, 1997, the last full day of trading prior to the public announcement of the execution of the Merger Agreement according to published sources, the closing price of the Shares on NASDAQ was $9.25 per Share. On October 31, 1997, the last full day of trading prior to the commencement of the Offer, according to published sources, the closing price of shares on NASDAQ was $10.375 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

  The Company has never declared or paid cash dividends and the Company has advised the Purchaser that it does not intend to declare any dividend in the foreseeable future. The ability of the Company to pay dividends is subject to certain restrictions under certain indebtedness of the Company and under the Merger Agreement.

7.CERTAIN INFORMATION CONCERNING THE COMPANY

  General. The following description of the Company's business has been taken from the Company's Report on Form 10-K for the fiscal year ended June 29, 1997 (the "10-K"):

  Cambridge SoundWorks, Inc. designs and manufactures audio product for home stereo, home theater, car stereo and multimedia computer audio under the brand name Cambridge SoundWorks. The Company sells its Cambridge SoundWorks products and selected audio and video components manufactured by other companies directly to consumers through its catalog and at its Company-owned retail stores. The sale of these products from other companies enables the Company to offer all of the components necessary for complete stereo and home theater systems. The Company also sells its Cambridge SoundWorks speakers on a wholesale basis.

  Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers (including their remuneration and stock options granted to them), Shares held by them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and in Seven World Trade Center, Suite 1300, New York, New York 10048. Copies also may be obtained, by mail, upon payment of the SEC's customary charges by writing to the SEC's principal office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet site on the World Wide Web at <http://www.sec.gov> that contains reports, proxy statements and other information. The information also should be available at The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  Directors and Officers. The name, address, principal occupation or employment, five-year employment history, and citizenship of each director and executive officer of the Company is set forth in Schedule II hereto.

  Selected Financial Data. The selected financial information of the Company and its subsidiaries set forth below, and the information set forth in
Schedule III hereto, was excerpted and derived from the Company's 10-K, which included audited financial statements for the fiscal year ended June 29, 1997, as filed by the Company with the SEC. More comprehensive financial information is included in the 10-K (including management's discussion and analysis of results of operations and financial position) and other documents filed with the SEC. The following summary financial information is qualified in its entirety by reference to such documents and all other reports and documents filed with the SEC and all of the financial statements and related notes contained therein. Such reports and certain other reports may be examined and copies may be obtained at the offices of the SEC in the manner set forth in above. A copy of the financial statements set forth in the 10-K is reproduced as Schedule III hereto.

                          CAMBRIDGE SOUNDWORKS, INC.

                            SELECTED FINANCIAL DATA
                  ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            SIX
                                   YEAR   MONTHS   YEAR ENDED   YEAR     YEAR
                                  ENDED    ENDED     7/2/95     ENDED    ENDED
    INCOME STATEMENT DATA:       12/31/94 7/2/95   (UNAUDITED) 6/30/96  6/29/97
    ----------------------       -------- -------  ----------  -------  -------
Net sales......................  $19,432  $15,015   $26,928    $43,585  $51,285
Cost of goods sold.............   10,133    8,697    15,043     25,872   30,965
                                 -------  -------   -------    -------  -------
  Gross profit.................    9,299    6,318    11,885     17,713   20,320
Sales and marketing expenses...    6,890    5,830    10,406     14,254   18,320
General and administrative
 expenses......................    1,617    1,182     2,197      2,062    2,218
Engineering and development
 expenses......................      669      404       761        679      587
                                 -------  -------   -------    -------  -------
  Total expenses...............    9,176    7,416    13,364     16,995   21,125
                                 -------  -------   -------    -------  -------
  Income (loss) from
   operations..................      123   (1,098)   (1,479)       718     (805)
Interest income (expense), net.      182       10       150       (301)    (220)
                                 -------  -------   -------    -------  -------
  Income (loss) before
   provision (benefit) for
   taxes.......................      305   (1,088)   (1,329)       417   (1,025)
Provision (benefit) for income
 taxes.........................       98     (435)     (558)       167     (410)
                                 -------  -------   -------    -------  -------
  Net income (loss)............  $   207  $  (653)  $  (771)   $   250     (615)
  Net income (loss) per common
   and common equivalent share.  $   .08  $  (.23)  $  (.27)   $   .09  $  (.19)
Weighed average number of
 common and common equivalent
 shares outstanding............    2,461    2,873     2,870      2,922    3,194
Dividends per commons share....       --       --        --         --       --
Balance Sheet Data:
  Working capital..............  $ 9,539  $ 8,363   $ 8,363    $ 7,912  $11,079
  Total Assets.................   15,947   15,029    15,029     18,130   21,098
  Total Stockholders' Equity...   11,703   11,108    11,108     11,361   15,384

  Book value per Share was $4.05 and $3.93 as of 1997, June 29, 1997 and June 30, 1996, respectively. The ratio of earnings to fixed charges was (19.8)% and 11.2% as of June 29, 1997 and June 30, 1996, respectively.

  Results for Quarter Ended September 28, 1997. On October 31, 1997, the Company issued the following press release with respect to its financial results for the fiscal quarter ended September 28, 1997:

    Cambridge SoundWorks, Inc. reported today that net sales for the first quarter ended September 28, 1997 were $13,175,453, up 18% compared to $11,130,289 a year ago. The Company reported a net loss for the quarter of $241,177, or $.06 per share, compared to net income of $32,067, or $.01 per share, for the same period last year. The loss was expected because consumer demand for home stereo and computer sound systems is historically the weakest of the year during the July through September period.

    Contributing to the 18% overall sales increase for the quarter was a significant 20% overall increase in retail sales with same store comparisons up 6.4% for the quarter. In addition, wholesale sales increased approximately 20% for the quarter. The level of catalog sales remained relatively flat for the quarter compared to the same period last year.

    Cambridge SoundWorks, Inc., manufactures 33 different models of home stereo, car stereo, home theater and computer speakers. It is the country's first and largest factory-direct stereo company, selling its stereo speaker products and sound systems in its 27 retail stores in Massachusetts, New Hampshire, Maine, Connecticut and California. Cambridge SoundWorks' speakers and sound systems are also offered direct to the consumer through its national catalog.

                           CAMBRIDGE SOUNDWORKS, INC.
                         SELECTED FINANCIAL INFORMATION
                                  (UNAUDITED)

                                                        SEPT. 28,    SEPT. 29,
                                                          1997         1996
                                                       -----------  -----------
   Net sales.......................................... $13,175,453  $11,130,289
   Net income (loss).................................. $  (241,177) $    32,067
   Net income (loss) per share........................ $      (.06) $       .01
   Weighted average number of common and common
    equivalent shares outstanding.....................   3,803,086    2,892,523

8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

  Purchaser. The Purchaser is a Massachusetts corporation and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of the Purchaser are located at 1901 McCarthy Blvd., Milpitas, California 94025. The Purchaser is a wholly-owned subsidiary of Parent.

  Parent. Parent is a Singapore corporation. Its principal offices are located at 31 International Business Park, Creative Resource, Singapore 609921. Parent and its subsidiaries develop, manufacture, market and sell advanced multimedia solutions for the PC, entertainment, education, music and productivity tools market.

  The name, citizenship, business address, principal occupation or employment and five-year employment history and certain other information for each of the directors and executive officers of the Purchaser and Parent are set forth in
Schedule I hereto.

  As of November 3, 1997, Parent beneficially owned 1,169,608 Shares (of which 257,314 Shares are subject to the Parent Warrant) which it acquired in connection with the Common Stock and Warrant Purchase Agreement with the Company, representing approximately 28.8% of the Shares outstanding. Prior to the Effective Time, if necessary or desirable in connection with the Merger, Parent may transfer all of its Shares to Purchaser. Except as described in this Offer to Purchase, (i) none of Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

  Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither the Purchaser nor Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed on
Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any of Purchaser, Parent, or any of their subsidiaries or, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9.  FINANCING OF THE OFFER AND THE MERGER

  The total amount of funds required by the Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $38 million. The Purchaser intends to obtain all funds needed for the Offer through a capital contribution, which will be made by Parent to the Purchaser at the time the shares tendered pursuant to the Offer are accepted for payment. Parent intends to use its available cash on hand to make this capital contribution. Neither the Offer nor the Merger is conditioned on obtaining financing.

10.  INTERCOMPANY ARRANGEMENTS BETWEEN PARENT AND THE COMPANY

  Common Stock and Warrant Purchase Agreement. Parent and the Company entered into a Common Stock and Warrant Purchase Agreement dated as of February 20, 1997 (the "Common Stock and Warrant Purchase Agreement"), pursuant to which Parent purchased 912,294 shares of Common Stock of the Company, at a purchase price of $5.25 per share, and a warrant to purchase 257,314 shares of Common Stock of the Company at an exercise price of $6.00 per share.

  Common Stock Purchase Warrant. Pursuant to the Common Stock and Warrant Purchase Agreement, on February 28, 1997, Parent purchased a warrant to purchase 257,314 shares of Common Stock of the Company (the "Warrant") for a consideration of $1,000. The exercise price of the shares under the Warrant is $6.00 per share. The Warrant may be exercised at any time prior to February 28, 2001, provided that (i) the Company will have received a blanket purchase order from Parent within twenty days of the issuance of the Warrant for the purchase of at least $3,000,000 of the Company's products during the first twelve months after the issuance of the Warrant and (ii) concurrently with the issuance of such purchase order, Parent delivers funds in the amount of $1,000,000 to the Company to be applied against purchase orders issued by Parent for the Company's products. Parent has fulfilled the foregoing conditions and is entitled to exercise the Parent Warrant.

  Investors' Rights Agreement. Parent and the Company entered into an Investors' Rights Agreement dated as of February 28, 1997 (the "Investors' Rights Agreement"), pursuant to which the Company granted Parent (i) certain rights to register the shares of Common Stock (including shares issuable upon exercise of the Warrant) purchased by Parent under the Common Stock and Warrant Purchase Agreement with the Securities and Exchange Commission, (ii) so long as Parent holds at least 456,147 shares of Common Stock, a right of first refusal to purchase, on a pro rata basis, any new securities proposed to be issued by the Company, subject to certain exceptions, (iii) so long as Parent holds at least 250,000 shares of Common Stock, a right to receive annual, quarterly and monthly financial statements from the Company, and (iv) so long as Parent holds at least 456,147 shares of Common Stock, a right to designate one nominee for election to the Board of Directors or, if no director on the Board is a designee of Parent, a right to attend meetings of the Board of Directors as a nonvoting observer.

  Voting Agreement. Parent, the Company, Henry E. Kloss and Thomas J. DeVesto entered into a Voting Agreement dated as of February 28, 1997, pursuant to which (i) the Company agreed, at all elections of directors, to nominate one person designated by Parent, and (ii) Henry Kloss and Thomas DeVesto agreed to vote all their shares for the election of such nominee. This Voting Agreement terminates upon the earlier of ten years from the date of the agreement or at such time that Parent holds less than 456,147 shares of Common Stock of the Company.

  Exclusive Distribution Agreement. Parent and the Company entered into an Exclusive Distribution Agreement dated as of February 28, 1997 (the "Distribution Agreement"), pursuant to which the Company granted Parent an exclusive right to distribute and sell the Company's multimedia products. Parent's right of exclusive distribution of the Company's multimedia products is subject to certain performance milestones described in the Distribution Agreement.

  Non-Disclosure Agreement. The Company and Creative Labs, a wholly owned subsidiary of Parent, entered into a Mutual Confidentiality and Non-Disclosure Agreement dated October 18, 1996, pursuant to which the Company and Creative Labs agreed to treat and maintain all proprietary and confidential information received from the other in confidence. As a term of the Merger Agreement, Parent and the Company have agreed that all of the information passed between them in connection with their respective review and evaluation of the Offer and the Merger would be deemed subject to this Agreement.

  DeVesto Employment Agreement. On February 18, 1997, Mr. DeVesto, President and Chief Executive Officer of the Company, entered into an Employment Agreement with the Company providing for the employment of Mr. DeVesto for a three-year period terminating on February 17, 2000. As compensation for such service for the first year under the agreement, Mr. DeVesto is to receive an annual base salary of not less than $385,000. This salary will be subject to adjustment as determined in the discretion of the Company Board. Under the agreement, Mr. DeVesto has also agreed to certain non-competition and non-solicitation provisions effective during the term of his employment with the Company and for a one-year period thereafter. Both the Company and Mr. DeVesto have agreed to give the other six months' prior notice in the event that one of them intends to terminate the employment of Mr. DeVesto. In the event that either the Company or Mr. DeVesto elects to terminate his employment with the Company at any time, Mr. DeVesto will be entitled to receive a lump sum payment equal to one-year's base salary in consideration for his agreements with respect to non-competition and non-solicitation. In connection with the negotiation of the Merger Agreement and the transactions contemplated thereby, Parent requested that Mr. DeVesto agree to certain clarifications to his Employment Agreement, principally relating to the effect of the Company failing to give a full six months' notice prior to terminating Mr. DeVesto's employment with the Company. Mr. DeVesto consented to these clarifications, and the Employment Agreement was amended and restated to incorporate these changes effective October 29, 1997.

11.  DIVIDENDS AND DISTRIBUTIONS

  If, on or after October 30, 1997, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under "THE OFFER -- Certain Conditions of the Offer," (i) the Offer Price per Share payable by the Purchaser pursuant to the Offer will be reduced (subject to the Merger Agreement) to the extent any such dividend or distribution is payable in cash, and (ii) any non-cash dividend, distribution or right will be received and held by the tendering stockholder for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

12. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ QUOTATION AND EXCHANGE ACT REGISTRATION

  The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, will reduce the number of holders of Shares and could thereby adversely affect the liquidity and market value of the remaining publicly held Shares.

  NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in NASDAQ. According to NASDAQ's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of publicly held Shares falls below 500,000, the number of holders of Shares falls below 400 or the aggregate market value of such publicly held Shares falls below $3,000,000. If these standards are not met, the Shares might continue to be listed on The Nasdaq SmallCap Market, Inc., but if the number of holders of the Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or if the aggregate market value of such publicly held Shares falls below $200,000 or there are not at least two registered and active market makers (one of which may be a market maker entering a stabilizing bid), NASDAQ rules provide that the securities would no longer qualify for inclusion in NASDAQ and NASDAQ would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards. In the event the Shares are no longer eligible for NASDAQ quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

  On October 22, 1997, the Company received a letter from The Nasdaq Stock Market, Inc. ("Nasdaq"), dated October 22, 1997 (the "Nasdaq Letter"), concerning the private placement to Parent on February 28, 1997 of 912,294 shares of the Company's common stock and a Warrant to purchase 257,314 shares of the common stock of the Company. The Nasdaq Letter states that Nasdaq has determined that the private placement may have occurred in violation of Marketplace Rule 4460(i)(1)(b) of The Nasdaq Stock Market. Marketplace Rule 4460(i)(1)(b) generally requires an issuer with shares traded on The Nasdaq Stock Market to obtain shareholder approval when an issuance of its stock would result in a change of control of the issuer.

  Nasdaq has requested that the Company provide to Nasdaq, by no later than November 4, 1997, a summary and supporting documentation as to why shareholder approval was not obtained for the private placement to Parent. If the Company's submission is deemed not to warrant continued listing on The Nasdaq Stock Market, the Nasdaq Letter states that Nasdaq will immediately send the Company a formal notice of deficiency and commence the process of delisting the Company's common stock from The Nasdaq Stock Market. The Nasdaq Letter states that no delisting action will be taken until the Company has had adequate time to respond to Nasdaq's formal notice.

  The Company believes that the private placement to Parent did not result in a change of control of the Company and that no grounds exist for the delisting of the Company's shares from The Nasdaq Stock Market. However, in the event that the Offer is not consummated and the Company's common stock is delisted from The Nasdaq Stock Market, such delisting would likely have an adverse effect upon the trading value of the Company's Common Stock, the Company's ability to effect equity financings, and, accordingly, could have a material adverse effect upon the Company.

  Purchaser has been advised by the Company that as of October 23, 1997, there were approximately 71 holders of record of the Shares.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding the continued listing, public trading and market quotations of the Shares, it is possible that, following the purchase of the Shares pursuant to the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Purpose Loans made by brokers.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NASDAQ reporting. The Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

13.  CERTAIN CONDITIONS OF THE OFFER

  Any other provision of the Offer notwithstanding, the Purchaser will not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Share Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist:

  (a) a preliminary or permanent injunction or other order by any federal, state or foreign court which prevents the acceptance for payment of, or payment for, some of or all the Shares shall have been issued and shall remain in effect;

  (b) there shall have been instituted or be pending any action or proceeding by any Governmental Entity (i) challenging the acquisition by the Purchaser of Shares or otherwise seeking to restrain, materially delay or prohibit the consummation of the Offer or the Merger or seeking damages that would make the Offer, the Merger or any other transaction contemplated hereby materially more costly to Parent or the Purchaser, (ii) seeking to prohibit or limit materially the ownership or operation by the Purchaser or Parent of all or a material portion of the business or assets of the Company, or to compel the Purchaser or Parent to dispose of or hold separate all or a material portion of the business or assets of the Company or the Purchaser or Parent, as a result of the Offer or the Merger, (iii) seeking to impose or confirm limitations on the ability of Parent or the Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated hereby, or
(iv) seeking to require divestiture by Parent, the Purchaser or any other affiliate of Parent of any Shares;

  (c) there shall have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Offer, the Merger or any other transaction contemplated hereby, Parent, the Company or any affiliate of Parent or the Company by any Governmental Entity, except for the waiting period provisions of the HSR Act, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above;

  (d) any change or effect that, individually or in the aggregate, is or is reasonably likely to constitute a Material Adverse Effect shall have occurred following the date of the Merger Agreement;

  (e) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Merger Agreement; or

  (f) any representation or warranty of the Company in the Merger Agreement that is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case when made and at and as of such time as if made at and as of such time.

  (g) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the Nasdaq National Market; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada; (iii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or Canada; or (iv) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

  (h) (i) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of a majority of then outstanding Shares have been acquired by any person other than Parent or any of its affiliates, or (ii)(A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Third Party Acquisition or any other acquisition of Shares other than the Offer and the Merger, or (B) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

  (i) the Merger Agreement shall have been terminated in accordance with its terms.

  The foregoing conditions are for the sole benefit of the Purchaser and Parent. The foregoing rights of the Purchaser will be available regardless of the circumstances giving rise to any such conditions (including any action or omission to act of the Purchaser) and, subject to Section 1.1(a) of the Merger Agreement, may be waived by the Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. Any determination by the Purchaser will be final and binding upon all parties including tendering stockholders.

  The failure by the Purchaser or Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances; and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

14.  CERTAIN LEGAL MATTERS

  General. Except as described in this section, based on its review of publicly available filings of the Company with the SEC and other publicly available information regarding the Company, the Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by or with any domestic, foreign, or international government authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares by Purchaser. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or other action will be sought, except as described below under "State

Takeover Laws." While, except as otherwise expressly described in this section, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be divested of if such approvals were not obtained or such other actions were not taken, any of which could cause the Purchaser to decline to accept for payment or pay for any Shares tendered. Purchaser's obligations to accept for payment or pay for the Shares tendered pursuant to the Offer is subject to the certain conditions set forth in this Offer, including the conditions set forth above in this paragraph and with respect to litigation and governmental action as contemplated herein. See "THE OFFER -- Certain Conditions of the Offer."

  Federal Regulatory Approval. Except as otherwise noted in this Section, no federal regulatory approval is required for the Purchaser to complete the Offer and consummate the Merger.

  State Takeover Laws. Chapter 110F of the Massachusetts General Laws ("Chapter 110F") prohibits a corporation with 200 or more stockholders from engaging in a "Business Combination" (as defined in Chapter 110F) with an "Interested Stockholder" (defined generally as a person who, together with affiliates and associates, owns 5% or more of such corporation's outstanding voting stock, or as an affiliate or associate of such corporation who, together with affiliates and associates, owned 5% or more of such corporation's outstanding voting stock, or as an affiliate or associate of such corporation who, together with affiliates and associates, owned 5% or more of such corporation's outstanding voting stock at any time within the immediately preceding three-year period) for three years following the date such person became an Interested Stockholder. The provisions are not applicable when (i) prior to the date the stockholder became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, such Interested Stockholder owned at least 90% of the outstanding voting stock of the corporation, not including shares owned by directors who are also officers and by certain employee stock plans or (iii) on or subsequent to the date the stockholder becomes an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock entitled to vote thereon, excluding shares owned by the Interested Stockholder. These restrictions generally do not apply to Business Combinations with an Interested Stockholder that are proposed subsequent to the public announcement of, and prior to the consummation or abandonment of, certain mergers, sales of a majority of a corporation's assets or tender offers for 50% or more of the corporation's voting stock. Based on the foregoing, the Company has advised Parent that the restrictions of Chapter 110F will not apply to the Offer and Merger. Chapter 110F allows corporations to elect not to be subject to the preceding provisions of the Massachusetts law. The Company has not so elected.

  Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain transactions (including certain transactions involving the proposed acquisition of in excess of 15%, 25% and 50% of the equity interest of a target corporation) may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied (the "HSR Requirements").

  Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a fifteen calendar day waiting period following the required filing. The Purchaser (on behalf of Parent) anticipates that it will file a Notification and Report Form with respect to the Offer on November 4, 1997. The Company filed a Notification and Report Form with respect to the Offer on November 3, 1997. Accordingly, if the Purchaser's filing is in fact made on November 4, 1997, the waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on November 19, 1997, unless the Parent receives a request for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such fifteen day period, either the Antitrust Division or the FTC requests additional information or material from the Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of applicable waiting periods under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and the Purchaser believe that neither the Offer nor the Merger will violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See "THE OFFER -- Certain Conditions of the Offer."

15.  FEES AND EXPENSES

  Except as set forth below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  Purchaser and Parent have retained Georgeson & Company Inc. to be the Information Agent and State Street Bank and Trust Company to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

  As compensation for acting as Information Agent in connection with the Offer, Georgeson & Company Inc. will be paid a fee of $7,000 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. The Purchaser will pay the Depositary a fee of $10,000 for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

  The following is an estimate of expenses to be incurred in connection with the Offer and the Merger:

    Financial Advisor Fees and Expenses............................. $  425,000
    Legal Fees...................................................... $  400,000
    Accounting Fees.................................................     20,000
    Printing and Mailing............................................    250,000
    Advertising.....................................................     60,000
    Filing Fees.....................................................     10,000
    Miscellaneous (including Depositary and Information Agent fees
     and expenses)..................................................     50,000
                                                                     ----------
     Total.......................................................... $1,215,000
                                                                     ==========

16.  MISCELLANEOUS

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. The Purchaser may, in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

  Parent and the Purchaser have filed with the SEC a Tender Offer Statement on
Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, and Parent, the Purchaser and the Company have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3, together with exhibits, pursuant to Rule 13e-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Company Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the SEC in the manner set forth under "THE OFFER -- Certain Information Concerning the Company" (except that they will not be available at the regional offices of the SEC).

                                          CSW ACQUISITION CORPORATION

November 3, 1997

                                  SCHEDULE I

                     DIRECTORS AND THE EXECUTIVE OFFICERS
                            OF PURCHASER AND PARENT

  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, principal occupation or employment at the present time and during the last five years, and the name and business address of any corporation or other organization in which such employment is conducted or was conducted of each director and executive officer of Parent. The business address of each executive officer of Parent is 31 International Business Park, Creative Resource, Singapore 609921; unless otherwise set forth below. Each occupation set forth opposite a person's name, unless other indicated, refers to employment with Parent. Directors are indicated with an asterisk.

 NAME, AGE, ADDRESS AND YEAR                           OTHER BUSINESS
 FIRST APPOINTED OR ELECTED   PRESENT POSITION         EXPERIENCE
 ---------------------------  ----------------         --------------
 *Sim Wong Hoo, 42            Chairman of the Board    N/A
  First appointed: 1981       and Chief Executive
  First became director: 1981 Officer
 Ng Keh Long, 38              Vice President,          Prior to joining Parent
  First appointed: 1993       Corporate Treasurer and  in 1993, Mr. Ng was a
                              Acting Chief Financial   Senior Manager at Price
                              Officer and Company      Waterhouse where he was
                              Secretary                employed for over 10
                                                       years.
 *Tan Lip-Bu, 37              Director                 General Partner of
  First became director: 1990                          Walden Group of venture
                                                       capital funds since
                                                       1984. Mr. Tan is a
                                                       director of several
                                                       private and public
                                                       companies in the United
                                                       States, Taiwan,
                                                       Singapore and Malaysia
                                                       with which the Walden
                                                       Group is associated.
 *Tang Chun Choy, 49          Director                 Managing Director of the
  First became director: 1990                          Walden International
                                                       Investment Group. Prior
                                                       to joining Walden in
                                                       1989, Mr. Tang was the
                                                       General Manager of
                                                       Chemical Bank in
                                                       Singapore. Mr. Tang
                                                       holds directorships in
                                                       various companies in
                                                       which the Walden Group
                                                       has made investments.
 *Lee Kheng Nam, 49           Director                 Responsible for
  First became director: 1991                          strategic investments in
                                                       new technologies and
                                                       venture capital funds at
                                                       the Singapore
                                                       Technologies group since
                                                       1983. Mr. Lee holds
                                                       directorships in several
                                                       companies based in the
                                                       U.S., China and
                                                       Singapore in which the
                                                       Singapore Technologies
                                                       group has made
                                                       investments.

  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, principal occupation or employment at the present time and during the last five years, and the name and business address of any corporation or other organization in which such employment is conducted or was conducted of each director and executive officer of Purchaser. The business address of each executive officer of Purchaser is 1901 McCarthy Boulevard, Milpitas, California 95035, unless otherwise set forth below. Each occupation set forth opposite a person's name, unless other indicated, refers to employment with Purchaser. The Purchaser's Director is indicated with an asterisk.

 NAME, AGE, ADDRESS AND FIRST
 YEAR APPOINTED OR ELECTED     PRESENT POSITION  OTHER BUSINESS EXPERIENCE
 ----------------------------  ----------------  -------------------------
 John D. Danforth, 39          President         Mr. Danforth has been Vice
  First appointed: 1997                          President and General Counsel
                                                 of Creative Labs, Inc. since
                                                 1995 and General Counsel since
                                                 1994. He was a partner with
                                                 Morrison & Foerster from 1989
                                                 to 1994.
 *Ng Keh Long, 38              Vice President,   Mr. Ng joined Parent in April
  Creative Technology Ltd.     Treasurer and     1993 as Financial Controller
  31 International Business    Director          and held various financial
  Park                                           positions until May 1996 when
  Creative Resource                              he was appointed Vice
  Singapore 609921                               President, Corporate Treasurer
  First appointed: 1997                          and Acting Chief Financial
  First became director: 1997                    Officer. Prior to joining
                                                 Parent in 1993, Mr. Ng was a
                                                 Senior Manager at Price
                                                 Waterhouse where he was
                                                 employed for over 10 years.
 Erika Rottenberg, 35          Vice President    Ms. Rottenberg has been
  First appointed: 1997        and Secretary     Associate Counsel of Creative
                                                 Labs since September 1996. She
                                                 was an associate with Cooley
                                                 Godward from 1992 to 1996.

                                  SCHEDULE II

                     DIRECTORS AND THE EXECUTIVE OFFICERS
                                OF THE COMPANY

  DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY. The following table sets forth the name, principal occupation or employment at the present time and during the last five years, and the name and business address of any corporation or other organization in which such employment is conducted or was conducted of each director and executive officer of the Company. The business address of each executive officer of the Company is 311 Needham Street, Newton, Massachusetts 02164, unless set forth below. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with the Company. Directors are indicated with an asterisk.

 NAME, AGE, ADDRESS AND YEAR
 FIRST APPOINTED OR ELECTED  PRESENT POSITION         OTHER BUSINESS EXPERIENCE
 --------------------------- ----------------         -------------------------
 *Thomas J. DeVesto, 50,     President and Chief      From 1985 to 1988, Mr.
  First appointed: 1988      Executive Officer        DeVesto was a consultant
  First became director: 1988                         to ITT Corporation and
                                                      represented ITT in
                                                      connection with its
                                                      relationship with Kloss
                                                      Video Corporation. From
                                                      1978 to 1985, he was Vice
                                                      President of Sales and
                                                      Marketing of Kloss Video
                                                      Corporation. From 1976
                                                      through 1978, Mr. DeVesto
                                                      held various sales
                                                      management positions in
                                                      the international and
                                                      domestic divisions of
                                                      Advent.
 Wayne P. Garrett, 41        Vice President-Finance,  From 1983 through 1995,
  First appointed: 1995      Chief Financial Officer, Mr. Garrett was employed
                             Treasurer and Clerk      by Argus Management Corp.
                                                      as a management
                                                      consultant. From 1978 to
                                                      1981, he was employed as
                                                      an auditor by Price
                                                      Waterhouse.
 Thomas J. Hannaher, 45      Vice President-Marketing From 1979 through 1993,
  First appointed: 1993                               Mr. Hannaher owned and
                                                      operated an advertising
                                                      and marketing agency and
                                                      provided consulting
                                                      services to a number of
                                                      companies, including the
                                                      Company, Boston
                                                      Acoustics, NAD, Tweeter
                                                      and Apple Computer.
 Robert S. Mainiero, 41      Vice President-Business  From 1993 through 1995,
  First Appointed: 1996      Development              Mr. Mainiero was Vice
                                                      President-Sales for
                                                      a/d/s. From 1985 through
                                                      1993 he served as Zone
                                                      Manager for Alpine
                                                      Electronics of America
                                                      and previously served as
                                                      Assistant National Sales
                                                      Manager of Kloss Video
                                                      Corporation.
 Sandy Ruby, 56              Vice President-Retail    From 1985 through 1995,
  First Appointed: 1995                               Mr. Ruby was a systems
                                                      consultant and Vice
                                                      President of Practicorp
                                                      International. From 1968
                                                      through 1984, Mr. Ruby
                                                      was a founder and Chief
                                                      Executive Officer of Tech
                                                      HiFi, a 70-store consumer
                                                      electronics retail chain.

 NAME, AGE, ADDRESS AND YEAR                             OTHER BUSINESS
 FIRST APPOINTED OR ELECTED     PRESENT POSITION         EXPERIENCE
 ---------------------------    ----------------         --------------
 *Thomas E. Brew, Jr., 55       Director                 Mr. Brew has been the
  First became director: 1995                            President, Chief
                                                         Executive Officer and a
                                                         director of Kurzweil
                                                         Applied Intelligence,
                                                         Inc. since November
                                                         1994. From 1979 through
                                                         1994 he was co-founder
                                                         and Executive Vice
                                                         President of Argus
                                                         Management Corp.
 *Franklin S. Browning, Jr., 69 Director                 Mr. Browning co-founded
  First became director: 1996                            the Boston advertising
                                                         agency Humphrey Browning
                                                         McDoughall in 1970. He
                                                         was Chairman of HBM
                                                         until 1983.
 *Leo Kahn, 80                  Director                 Mr. Kahn has been a
  First became director: 1995                            partner of United
                                                         Properties since 1985,
                                                         and a director of Big V
                                                         Supermarkets and of
                                                         Grossman's, Inc., since
                                                         1986. In 1948 Mr. Kahn
                                                         was a founder, President
                                                         and Chief Executive
                                                         Officer of Purity
                                                         Supreme, Inc., and co-
                                                         founder of Staples, Inc.
                                                         in 1986.
 *Craig L. McHugh, 40           Director                 Mr. McHugh has been Vice
  First became director: 1997                            President, General
                                                         Manager of Creative
                                                         Labs, Inc. since January
                                                         1996. He joined Creative
                                                         in October 1993 as
                                                         General Manager of
                                                         Worldwide OEM and later
                                                         served as Vice President
                                                         of Sales and Marketing.
                                                         Prior to Creative. Mr.
                                                         McHugh was Vice
                                                         President of Sales and
                                                         Marketing at Trace, Inc.
                                                         and was also a member of
                                                         their Board of
                                                         Directors.
 *Peter B. Seamans, 73          Director                 Mr. Seamans has been a
  First became director: 1996                            partner with the law
                                                         firm of Peabody & Arnold
                                                         since 1957. He
                                                         previously served as a
                                                         director of Kloss Video
                                                         Corporation and Advent
                                                         Corporation and
                                                         currently serves on the
                                                         board of the Peabody
                                                         Essex Museum and the USS
                                                         Constitution Museum.

                                  SCHEDULE III

                           CAMBRIDGE SOUNDWORKS, INC.

                                 BALANCE SHEET

                                                         JUNE 30,    JUNE 29,
                                                           1996        1997
                                                        ----------- -----------
CURRENT ASSETS:
 Cash.................................................. $    87,421 $    58,043
 Accounts receivable, net..............................   2,431,670     719,855
 Income tax refund receivable..........................          --     404,434
 Inventories...........................................  11,405,352  14,816,618
 Prepaid expenses......................................     187,247     181,150
 Deferred tax asset....................................     570,000     613,653
                                                        ----------- -----------
  Total Current Assets.................................  14,681,690  16,793,753
PROPERTY AND EQUIPMENT, AT COST:
 Production equipment and tooling......................     407,925     580,192
 Office equipment and furniture........................   1,148,610   1,367,080
 Leasehold improvements................................   2,544,495   3,938,224
 Motor vehicles........................................     180,290     250,252
                                                        ----------- -----------
                                                          4,281,320   6,135,748
 Less Accumulated depreciation and amortization........   1,135,478   1,995,287
                                                        ----------- -----------
  Net Property and Equipment...........................   3,145,842   4,140,461
OTHER ASSETS...........................................     302,880     163,900
                                                        ----------- -----------
  Total Assets......................................... $18,130,412 $21,098,204

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Borrowings under line of credit....................... $ 3,395,557 $ 1,915,713
 Accounts payable......................................   2,123,773   2,148,399
 Accrued expenses......................................     979,689     914,978
 Customer prepayments and other current liabilities....     270,707     735,279
                                                        ----------- -----------
  Total Current Liabilities............................   6,769,726   5,714,369
Comments (Notes 5, 8 and 9)
STOCKHOLDERS' EQUITY:
 Preferred stock, no par value-
  2,000,000 shares authorized                                    --          --
 Common stock, no par value-
  10,000,000 shares authorized
  2,889,399 shares and 3,803,027 shares issued and
  outstanding at June 30, 1996 and June 29, 1997,
  respectively.........................................  10,346,710  14,984,557
 Retained earnings.....................................   1,013,976     399,278
                                                        ----------- -----------
  Total Stockholders' Equity...........................  11,360,686  15,383,835
  Total Liabilities and Stockholders' Equity........... $18,130,412 $21,098,204

The accompanying notes are an integral part of these financial statements.

                                     III-1

                           CAMBRIDGE SOUNDWORKS, INC.

                            STATEMENT OF OPERATIONS

                          YEAR ENDED    SIX MONTHS   YEAR ENDED   YEAR ENDED   YEAR ENDED
                         DECEMBER 31,  ENDED JULY 2,   JULY 2,     JUNE 30,     JUNE 29,
                             1994          1995         1995         1996         1997
                         ------------  ------------- -----------  -----------  -----------
                                                  (UNAUDITED)
Net Sales............... $19,431,892    $15,014,837  $26,927,699  $43,585,017  $51,285,380
Cost of Goods Sold......  10,133,001      8,696,852   15,043,196   25,871,582   30,965,293
                         -----------    -----------  -----------  -----------  -----------
  Gross profit..........   9,298,891      6,317,985   11,884,503   17,713,435   20,320,087
Sales and Marketing
 Expense................   6,890,254      5,829,589   10,406,100   14,253,742   18,320,541
General and
 Administrative
 Expenses...............   1,616,323      1,182,245    2,196,623    2,061,351    2,217,765
Engineering and
 Development Expenses...     669,179        403,773      760,590      679,637      586,901
                         -----------    -----------  -----------  -----------  -----------
  Total expenses........   9,175,756      7,415,607   13,363,313   16,994,730   21,125,207
                         -----------    -----------  -----------  -----------  -----------
  Income (loss) from
   operations...........     123,135     (1,097,622)  (1,478,810)     718,705     (805,120)
Interest Income.........     187,241         23,078      164,735           --           --
Interest Expense........      (5,225)       (13,325)     (15,343)    (300,870)    (219,578)
                         -----------    -----------  -----------  -----------  -----------
  Income (loss) before
   provisions (benefit)
   for income taxes.....     305,151     (1,087,869)  (1,329,418)     417,835   (1,024,698)
Provision (Benefit) for
 Income Taxes...........      98,000       (435,000)    (558,000)     167,000  $  (410,000)
                         -----------    -----------  -----------  -----------  -----------
  Net income (loss)..... $   207,151    $  (652,869) $  (771,418) $   250,835  $  (614,698)
Net Income (Loss) per
 Common and Common
 Equivalent Share....... $       .08    $      (.23) $      (.27) $       .09  $      (.19)
Weighted Average Number
 of Common and Common
 Equivalent Shares
 outstanding............   2,461,169      2,872,617    2,869,626    2,922,323    3,193,692

The accompanying notes are an integral part of these financial statements.

                                     III-2

                           CAMBRIDGE SOUNDWORKS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                     TOTAL
                                    COMMON STOCK                    STOCK-
                               ----------------------  RETAINED    HOLDERS'
                                 SHARES     AMOUNT     EARNINGS     EQUITY
                               ---------- ----------- ----------  -----------
Balance, December 31, 1993....  1,456,580     334,750  1,208,859    1,543,609
Initial Public Offering of
 Common Stock, net of
 Issuance costs of $1,344,793.  1,410,000   9,935,207         --    9,935,207
 Exercise of stock options....      5,000      16,800         --       16,800
 Net income...................         --          --    207,151      207,151
                               ---------- ----------- ----------  -----------
Balance, December 31, 1994....  2,871,580  10,286,757  1,416,010   11,702,767
 Exercise of stock options....     17,244      57,940         --       57,940
 Net loss.....................         --          --   (652,869)    (652,869)
                               ---------- ----------- ----------  -----------
Balance, July 2, 1995.........  2,888,824  10,344,697    763,141   11,107,838
 Exercise of stock options....        575       2,013         --        2,013
 Net income...................         --          --    250,835      250,835
                               ---------- ----------- ----------  -----------
Balance, June 30, 1996........  2,889,399 $10,346,710 $1,013,976  $11,360,686
 Issuance of common stock, net
  of
 Issuance costs of $156,649...    912,294   4,632,895         --    4,632,895
 Exercise of stock options....      1,334       4,952         --           --
 Net loss.....................         --          --   (614,698)    (614,698)
                               ---------- ----------- ----------  -----------
Balance, June 29, 1997........ $3,803,027 $14,984,557 $  399,278  $15,383,835


The accompanying notes are an integral part of these financial statements.

                                     III-3

                           CAMBRIDGE SOUNDWORKS, INC.

                             STATEMENT OF CASH FLOW

                                       SIX MONTHS
                           YEAR ENDED    ENDED     YEAR ENDED  YEAR ENDED  YEAR ENDED
                          DECEMBER 31,  JULY 2,     JULY 2,     JUNE 30,    JUNE 29,
                              1994        1995        1995        1996        1997
                          ------------ ----------  ----------  ----------  ----------
                                                (UNAUDITED)
Cash Flows from
 Operating Activities:
  Net Income (Loss).....   $  207,151  $ (652,869) $ (771,418) $  250,835  $ (614,698)
Adjustments to reconcile
 net income (loss) to
 net cash used in
 operating activities:
 Depreciation and
  amortization..........      276,915     286,482     499,888     744,009   1,096,147
 Deferred (prepaid)
  income taxes..........      233,000    (308,000)    100,000    (284,000)    (43,653)
Changes in current
 assets and liabilities:
 Accounts receivable,
  net...................     (312,583)   (427,164)   (692,644) (1,628,623)  1,711,815
 Income tax refund
  receivable............     (667,000)    286,072    (380,928)    380,928    (404,434)
 Inventories............   (5,761,353) (2,189,452) (7,165,942)   (881,725) (3,411,266)
 Prepaid expenses.......     (148,824)    164,622     207,569     (70,038)      6,097
 Preopening costs.......     (717,719)    560,114    (157,605)    157,605          --
 Accounts payable.......    2,192,488      (6,161)  2,304,890  (1,205,555)     24,626
 Accrued expenses.......      145,121    (131,269)    172,171     496,513     (64,711)
 Customer prepayments
  and other current
  liabilities...........       59,575    (185,085)    (13,943)    161,589     464,572
                           ----------  ----------  ----------  ----------  ----------
  Net cash used in
   operating activities.   (4,493,229) (2,602,710) (5,897,962) (1,878,462) (1,235,505)
Cash Flows From
 Investing Activities:
 Purchases of property
  and equipment.........   (2,136,742)   (850,943) (2,698,048) (1,224,649) (2,090,766)
 Increase in other
  assets................      (46,800)    (15,830)    (54,156)   (223,923)    138,890
                           ----------  ----------  ----------  ----------  ----------
Net cash used in
 investing activities...   (2,183,542)   (866,733) (2,752,204) (1,448,572) (1,951,876)
Cash flows from
 Financing Activities:
 Borrowings under line
  of credit, net........           --          --          --   3,395,557  (1,479,844)
 Repayment of capital
  lease obligation......      (47,812)         --     (42,345)         --          --
 Sale of common stock,
  net of issuance costs.    9,935,207          --          --          --   4,632,895
 Exercise of stock
  options...............       16,800      57,940      74,740       2,013       4,952
                           ----------  ----------  ----------  ----------  ----------
  Net cash provided by
   financing activities.    9,904,195      57,940      32,395   3,397,570   3,158,003
Net (Decrease) Increase
 in Cash................    3,227,424  (3,411,543) (8,617,771)     70,536     (29,378)
Cash, Beginning of
 Period.................      201,004   3,428,428   8,634,656      16,885      87,421
Cash, End of Period.....   $3,428,428  $   16,885  $   16,885  $   87,421  $   58,043
Supplemental Disclosure
 of Cash Flow
 Information:
 Cash paid during the
  period for:
 Income taxes...........   $  561,563  $   77,500  $  157,500  $  145,500  $   66,100
 Interest...............   $    5,225  $   13,325  $   14,490  $  276,454  $  233,257

The accompanying notes are an integral part of these financial statements.

                                     III-4

                          CAMBRIDGE SOUNDWORKS, INC.

NOTES TO FINANCIAL STATEMENTS
(Including data applicable to unaudited periods)

NOTE 1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

  Cambridge SoundWorks, Inc. (the "Company") was organized in 1988. The Company designs and manufactures speakers for stereo, home theater and multimedia computers. The Company markets its products and sells other audio and video components through its mail-order catalog, Company-owned retail stores and other methods of distribution, including large retail chains throughout the United States.

  The accompanying financial statements reflect the application of certain accounting policies described in this note and elsewhere in the accompanying notes to financial statements. The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(a) Change in Fiscal Year

  On March 14, 1995, the Company's Board of Directors approved a change in the Company's fiscal year. The Company's fiscal year ends on the Sunday nearest the end of June. Included in the accompanying financial statements are unaudited statements of income and cash flows for the year ended July 2, 1995. These financial statements have been prepared on a basis consistent with those of audited periods.

(b) Credit Card Policy

  The Company generally does not extend credit to catalog and Company-owned retail store customers, except through third-party credit cards, including its branded Cambridge SoundWorks credit card. Credit under these accounts is extended by third parties, and, accordingly, the Company bears no financial risk under these agreements except in the case of fraud. The Company's agreements with third-party credit companies provide for the electronic processing of credit approvals and the electronic submission of transactions. Upon the submission of these transactions to the credit card companies, payment is transmitted to the Company's bank account. Accordingly, the Company records these amounts as cash upon the electronic submission of the transaction to the appropriate processing agency.

  The Company pays fees to third-party credit card companies. These fees range from .75% to 3.75% of the amount financed. These fees were approximately $371,000, $198,000, $423,000, $597,000 and $963,000 for the years ended
December 31, 1994, for the six-month period ended July 2, 1995, and for the years ended July 2, 1995, June 30, 1996 and June 29, 1997, respectively, and are included in selling and marketing expenses in the accompanying statements of operations.

(c) Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following:

                                                         JUNE 30,    JUNE 29,
                                                           1996        1997
                                                        ----------- -----------
Raw materials and work-in-process...................... $ 3,823,302 $ 3,010,897
Finished goods.........................................   7,582,050  11,805,721
                                                        ----------- -----------
                                                        $11,405,352 $14,816,618

  Inventories consist of materials, labor and overhead.

                                     III-5

(d) Prepaid Expenses

  The Company offers its products and those of others directly to consumers through its mail-order catalog. Direct mail costs related to catalog mailings, including printing and postage, which constitute direct-response advertising, are classified as prepaid expenses and are expensed over the estimated useful life of each catalog, typically two to six months, commencing on the date of the mailing.

(e) Preopening Costs

  Throughout fiscal 1995 and during the first half of fiscal 1996, the Company opened numerous retail stores. The Company incurred direct costs prior to the opening of these new stores and amortized the preopening costs over periods of up to nine months.

(f) Depreciation and Amortization

  The Company provides for depreciation and amortization using the straight-line method by charges to operations in amounts estimated to allocate the cost of the assets over their estimated useful lives as follows:

ASSET CLASSIFICATION                                       ESTIMATED USEFUL LIFE
--------------------                                       ---------------------
Production equipment and tooling..........................     3-5 Years
Office equipment and furniture............................     5 Years
Leasehold improvements....................................     Life of lease
Motor vehicles............................................     3 Years

(g) Customer Prepayments

  Advance payments received from customers are classified as customer prepayments and recognized as revenue when the products are shipped.

(h) Revenue Recognition and Warranty Costs

  The Company recognizes revenue from product sales, net of estimated future sales returns, at the time of shipment. The Company has not provided for any warranty reserves, as warranty costs incurred by the Company have not been significant.

(i) Net Income (Loss) per Common and Common Equivalent Share

  Net income (loss) per share data are computed using the weighted average number of shares of common stock outstanding during each period. Common equivalent shares from stock options have been included in the computation using the treasury stock method only when their effect would be dilutive. Fully diluted net income (loss) per share data have not been separately presented, as the difference from primary net income (loss) per share data is insignificant.

  On March 3, 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share. SFAS No. 128 establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This statement is effective for fiscal years ending after December 15, 1997 and early adoption is not permitted. When adopted, the statement will require restatement of prior years' earnings per share. The Company will adopt this statement for its fiscal year ended June 28, 1998. The Company believes that the adoption of SFAS No. 128 will not have a material effect on its financial statements.

(j) Engineering and Development Expenses

  Engineering and development expenses are charged to operations as incurred.

                                     III-6

(k) Concentration of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk are principally accounts receivable. This credit risk with respect to accounts receivable relates primarily to the following customers to whom the Company has substantial sales.

                                                                  PERCENTAGE
                                                                  OF ACCOUNTS
                                                                  RECEIVABLE
                                                                   CUSTOMERS
                                                                  -------------
                                                                   A    B    C
                                                                  ---  ---  ---
Year Ended June 30, 1996.........................................  85%  --   --
Year Ended June 29, 1997.........................................   3%  13%  36%

  To reduce the credit risk, the Company routinely assesses the financial strength of this and other customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited. The Company maintains an allowance for potential credit losses but historically has not experienced any significant credit losses related to an individual customer or groups of customers in any particular industry or geographic area.

  The estimated fair value of the Company's financial instruments, which include cash, accounts receivable and borrowings under the line of credit, approximates their carrying value.

NOTE 2. SIGNIFICANT CUSTOMERS

  During the six-month period and years ended July 2, 1995 and June 30, 1996, one customer accounted for approximately 23%, 13% and 22% of net sales, respectively. This customer accounted for substantially all of the Company's accounts receivable at June 30, 1996. During the years ended December 31, 1994 and June 29, 1997, there were no customers that accounted for greater than 10% of net sales.

NOTE 3. LINE OF CREDIT

  In April 1995, the Company entered into a $5 million demand discretionary line of credit (line of credit) with The First National Bank of Boston. As of June 29, 1997, subsequent amendments to the agreement increased the maximum borrowings under the line of credit to $8 million based upon certain percentages of eligible accounts receivable and inventory, as defined. The line of credit is secured by all assets of the Company. Borrowings under the line of credit accrue interest at the bank's prime rate (8.5% at June 29, 1997) plus .25%. Based on the line of credit lending formula, as defined, the Company had available for borrowing, approximately $3.7 million at June 29, 1997.

NOTE 4. INCOME TAXES

  The Company follows Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, the Company recognizes a current tax liability or asset for current taxes payable or refundable and a deferred tax liability or asset for the estimated future tax effects of temporary differences to the extent they are realizable.

                                     III-7

  The provision (benefit) for income taxes consists of the following:

                                         SIX-MONTH
                                  YEAR    PERIOD      YEAR       YEAR     YEAR
                                 ENDED     ENDED      ENDED     ENDED    ENDED
                                DEC. 31,  JULY 2,    JULY 2,   JUNE 30, JUNE 29,
IN THOUSANDS                      1994     1995       1995       1996     1997
------------                    -------- --------- ----------- -------- --------
                                                   (UNAUDITED)
 Current:
 Federal.......................  $(104)    $(107)     $(508)     $345    $(281)
 State.........................    (31)      (20)      (150)      106      (85)
                                 -----     -----      -----      ----    -----
                                  (135)     (127)      (658)      451     (366)
                                 -----     -----      -----      ----    -----
 Deferred:
 Federal.......................    196      (266)        61      (216)     (33)
 State.........................     37       (42)        39       (68)     (11)
                                 -----     -----      -----      ----    -----
                                   233      (308)       100      (284)     (44)
                                 -----     -----      -----      ----    -----
Total provision (benefit)......  $  98     $(435)     $(558)     $167    $(410)
                                 -----     -----      -----      ----    -----

  Pursuant to the provisions of SFAS No. 109, as of June 30, 1996 and June 29, 1997, the Company recorded deferred tax assets of approximately $570,000 and $614,000, respectively. These deferred tax assets primarily result from timing differences in the recognition of revenues and expenses for tax and financial reporting purposes. The sources of these differences and the approximate amount of each are as follows:

                                                            JUNE 30,  JUNE 29,
                                                              1996      1997
                                                            --------  --------
   Inventory reserve....................................... $244,000  $216,000
   Net operating loss carryforward and other credit
    carryforwards..........................................   66,000    45,000
   Other reserves..........................................   97,000   103,000
   Depreciation............................................  175,000   350,000
   Valuation allowance.....................................  (12,000) (100,000)
                                                            --------  --------
                                                            $570,000  $614,000

  At June 29, 1997, the Company had available net operating loss carryforwards of approximately $96,000. These net operating loss carryforwards may be used to reduce future taxable income, if any. These carryforwards expire through 2012 and are subject to review and possible adjustment by the appropriate taxing authorities.

  Due to the uncertainty of the realization of certain of these potential tax benefits, the Company has recorded a valuation allowance against a portion of its deferred tax assets.

  A reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:

                                           SIX-
                                          MONTH
                                          PERIOD
                                   YEAR   ENDED       YEAR       YEAR     YEAR
                                  ENDED    JULY       ENDED     ENDED    ENDED
                                 DEC. 31,   2,       JULY 2,   JUNE 30, JUNE 29,
IN THOUSANDS                       1994    1995       1995       1996     1997
------------                     -------- ------   ----------- -------- --------
                                                   (UNAUDITED)
Statutory tax rate..............   34.0%  (34.0)%     (34.0)%    34.0%   (34.0)%
State taxes, net of federal
 benefit........................    6.3    (6.3)       (6.3)      6.3     (6.3)
Research and development
 credits........................   (8.2)     --        (1.7)       --       --
Other...........................     --     0.3          --      (0.3)     0.3
                                   ----   -----       -----      ----    -----
Effective tax rate..............   32.1%  (40.0)%     (42.0)%    40.0%   (40.0)%
                                   ====   =====       =====      ====    =====

                                     III-8

NOTE 5. COMMITMENTS

  The Company conducts its operations in leased facilities and leases certain equipment under operating lease agreements. These operating leases expire through December 2011. Future minimum lease payments under these operating leases are approximately as follows:

   FISCAL YEAR                                                         AMOUNT
   -----------                                                       -----------
   1998............................................................. $ 3,083,000
   1999.............................................................   3,063,000
   2000.............................................................   2,554,000
   2001.............................................................   2,435,000
   2002.............................................................   2,466,000
   Thereafter.......................................................   8,919,000
                                                                     -----------
                                                                     $22,520,000

  The Company is also obligated to pay for certain operating and other expenses in accordance with the terms of its various leases.

  Total rent expense under these leases for the years ended December 31, 1994, the six-month period ended July 2, 1995 and the years ended July 2, 1995, June 30, 1996 and June 29, 1997 was approximately $320,000, $576,000, $799,000,
$1,929,000 and $2,886,000 respectively.

NOTE 6. STOCKHOLDERS' EQUITY

(a) Issuance of Common Stock

  The Company entered into a Common Stock and Warrant Purchase Agreement dated as of February 20, 1997 (the "Purchase Agreement"), with Creative Technology Ltd., a Singapore corporation. Pursuant of the terms of the Purchase Agreement, the Company sold and issued to Creative Technology Ltd. (i) 912,294 shares of common stock of the Company at a purchase price of $5.25 per share, and (ii) a warrant to purchase 257,314 shares of common stock of the Company at an exercise price of $6.00 per share at a purchase price of $1,000 in the aggregate.

(b) Preferred Stock

  The Company has authorized 2,000,000 shares of no par preferred stock. The Board of Directors has full authority to issue this stock and to fix the voting powers, preferences, rights, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences, and the number of shares constituting any series or designation of such series. With regard to dividends, redemption privileges and liquidation preferences, any particular series of preferred stock may rank junior to, on parity with, or senior to any other series of preferred stock or the common stock.

(c) Stock Option Plans

  The Company's 1993 Stock Option Plan as amended (the 1993 Plan) is administered by the Board of Directors and authorizes the Company to issue options to purchase up to 620,000 shares that have been reserved by the Company. Under the terms of the 1993 Plan, the Company may grant employees either incentive stock options or nonqualified stock options to purchase shares of the Company's common stock, at a price not less than the fair market value at the date of grant, which vest over periods determined by the Board of Directors. In addition, the Company may grant nonqualified options to nonemployees.

  Under a separate plan, on February 1, 1993, the Board of Directors and stockholders granted a former officer an option to purchase 22,244 shares of common stock at an exercise price of $3.36 per share, the fair market value of the common stock at the date of grant as determined by the Board of Directors, pursuant to an Incentive Stock Option Plan and Agreement. As of July 2, 1995, the former officer had exercised all options under this plan.

                                     III-9

  The following table summarizes stock option activity under the stock option plans for the years ended December 31, 1994 the six-month period ended July 2, 1995 and the years ended June 30, 1996 and June 29, 1997:

                                                       NUMBER
                                                         OF     WEIGHTED AVERAGE
                                                       SHARES     OPTION PRICE
                                                      --------  ----------------
Outstanding, December 31, 1993.......................   22,244       $3.36
 Granted.............................................  101,120        8.01
 Terminated..........................................  (21,440)       8.00
 Exercised...........................................   (5,000)       3.36
                                                      --------       -----
Outstanding, December 31, 1994.......................   96,924        7.19
 Granted.............................................  169,200        4.12
 Terminated..........................................  (18,320)       6.14
 Exercised...........................................  (17,244)       3.36
                                                      --------       -----
Outstanding, July 2, 1995............................  230,560        5.42
 Granted.............................................  356,780        4.86
 Terminated.......................................... (142,190)       5.40
 Exercised...........................................     (575)       3.50
                                                      --------       -----
Outstanding June 29, 1996............................  444,575        5.01
 Granted.............................................  187,820        4.01
 Terminated..........................................  (50,795)       5.82
 Exercised...........................................   (1,334)       3.71
                                                      --------       -----
Outstanding June 29, 1997............................  580,266       $3.92
                                                      --------       -----
Exercisable, June 29, 1997...........................  230,235       $4.81
                                                      --------       -----

  The range of actual exercise prices for options outstanding and options exercisable as of June 29, 1997 was $3.50 to $8.02.

  In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires the measurement of the fair value of stock options or warrants to be included in the statement of operations or disclosed in the notes to financial statements. The Company has determined that it will continue to account for stock-based compensation for its employees under the Accounting Principles Board Option No. 25 and elect the disclosure-only alternative under SFAS No. 123 for stock-based compensation awarded in 1996 and 1997 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The underlying assumptions used are as follows:

                                                                 YEARS ENDED
                                                              -----------------
                                                              JUNE 30, JUNE 29,
                                                                1996     1997
                                                              -------- --------
Risk-free interest rate......................................   6.13%    6.51%
Expected dividend yield......................................     --       --
Expected lives...............................................   7        7
Expected volatility..........................................  60.1%    60.1%
Weighted average remaining contractual life of options
 outstanding (years).........................................   8.5      8.6

                                    III-10

  The weighted average grant date fair value of options granted during the years ended June 29, 1997 and June 30, 1996 under these plans is $3.15 and $2.68, respectively. Had compensation cost for the Company's stock option plans been determined consistent with SFAS No. 123, pro forma net loss and net loss per share would have been:

                                                          JUNE 30,   JUNE 29,
                                                            1996       1997
                                                          --------  ----------
Net income (loss):
 As reported............................................. $250,835  $ (614,698)
 Pro forma...............................................  (21,011) (1,137,701)
Net income (loss) per share:
 As reported.............................................      .09        (.19)
 Pro forma...............................................     (.01)       (.36)

  Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

  Simultaneous with the Common Stock and Warrant Purchase Agreement, the Company entered into an exclusive distribution agreement with Creative Technology Ltd. which has a life of three years.

  The Warrant has been valued at approximately $385,000 using the fair value method approach as prescribed in SFAS 123. The Warrant value will be amortized over the life of the relevant distribution agreement.

NOTE 7. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                               JUNE 30, JUNE 29,
                                                                 1996     1997
                                                               -------- --------
Marketing Expenses............................................ $192,294 $400,296
Other.........................................................  787,395  514,682
                                                               -------- --------
                                                               $979,689 $914,978
                                                               -------- --------

NOTE 8. RELATED PARTIES

  In February 1994, the Company entered into a License Agreement with Henry Kloss, a stockholder of the Company, whereby the Company and Mr. Kloss agreed under certain conditions to the use of Mr. Kloss's name on the Company's products. The License Agreement between the Company and Mr. Kloss provided that the Company has the perpetual right to use his name on products that Mr. Kloss designed or had a substantial role in designing, subject to termination, as to any product whose appearance or performance specifications are materially changed by the Company without Mr. Kloss's consent. Upon termination of Mr. Kloss's employment as described above, the Company could not thereafter use his name generically or in connection with a product unless the Company had previously done so, unless Mr. Kloss consents to such use. Under this agreement, the Company was not required to make any payments to Mr. Kloss for the right to use his name.

  In April 1996, the Company entered into a Consulting Agreement with Henry Kloss, with respect to the selection and design by the Company for current and future products, expiring in September 1999. Pursuant to the Consulting Agreement, the Employment Agreement between the Company and Mr. Kloss was effectively terminated, with no additional payments due. The Consulting Agreement called for annual payments to Mr. Kloss of $330,000, plus certain fringe benefits, such as described therein through September 1996 with annual payments thereafter of $110,000, plus certain fringe benefits, as described therein from September 1996 through September 1999.

  Effective September 30, 1996, Henry Kloss terminated the Consulting Agreement dated April 24, 1996 which he had entered into with the Company to provide general and specific advice, counsel and assistance to the Company with respect to the selection and design by the Company of its current and future products. At the same time, Mr. Kloss notified the Company of his intention not to stand for reelection as a Director. Mr. Kloss

                                    III-11
continues on an informal basis to act as a consultant to the Company for which he is paid $10,565 per month but for which there is no formal written agreement. This arrangement can be terminated by either party at will.
Mr. Kloss, former Chairman of the Board of Directors of the Company and former Director of Product Development, provided consulting services to the Company during the year ended June 29, 1997 for which he has received $179,000 from the Company.

NOTE 9. EMPLOYMENT AGREEMENTS

  On February 14, 1997, the Company entered into a three year agreement with Thomas J. DeVesto (the "Employment Agreement") employing him in the capacity as President and Chief Executive Officer. Pursuant to the Employment Agreement, which provides for an initial salary of no less than $385,000 with such adjustments thereto after the first year which the Board of Directors may approve, Mr. DeVesto is also entitled to certain fringe benefits, including the right to participate in all bonus and benefit programs that the Company makes available to its employees and an annual $8,000 car allowance. The Employment Agreement may be terminated by any party on six month's prior notice for any reason in which event Mr. DeVesto is entitled to a payment equal to his then annual salary in consideration for an agreement not to compete for one year following the termination of employment.

NOTE 10. BENEFIT PLAN

  During fiscal 1996, the Company adopted the Cambridge SoundWorks 401(k) Plan (the "Plan"), a voluntary savings plan for all eligible employees, as defined. The Plan is a qualified benefit plan in accordance with Section 401(k) of the Internal Revenue Code. Under the terms of the Plan, participants may contribute a certain percentage of their annual compensation, up to a defined maximum. The Company may, but is not obligated to, make a matching contribution up to a certain percentage of each participant's contribution. For the year ended June 30, 1996 and June 29, 1997, the Company did not make a matching contribution to the Plan.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cambridge SoundWorks, Inc.:

  We have audited the accompanying balance sheets of Cambridge SoundWorks, Inc. (a Massachusetts corporation) as of June 30, 1996 and June 29, 1997, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1994, the six-month period ended July 2, 1995 and the years ended June 30, 1996 and June 29, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cambridge SoundWorks, Inc. as of June 30, 1996 and June 29, 1997, and the results of its operations and its cash flows for the year ended December 31, 1994, for the six-month period ended July 2, 1995 and for the years ended June 30, 1996 and June 29, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Boston, Massachusetts
July 28, 1997

                                    III-12

                                                                        ANNEX A


HAMBRECHT & QUIST LLC

                                                              ONE BUSH STREET
                                                          SAN FRANCISCO, CA
                                                          94104
                                                                (415)576-3300

October 30, 1997

Confidential

The Board of Directors
Cambridge SoundWorks, Inc.
333 Needham Street
Newton, Massachusetts 02164

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, no par value per share (the "Common Stock"), Cambridge SoundWorks Inc. (the "Company") of the consideration to be received by such holders in connection with a proposed transaction as set forth below.

We understand that the Company, Creative Technology Ltd., ("Creative") and CSW Acquisition Corporation (the "Purchaser") propose to enter into an Agreement and Plan of Merger (the "Agreement") dated as of October 30, 1997. The terms of the Agreement provide, among other things, that (i) the Purchaser will promptly commence a tender offer (the "Offer") to purchase for cash all of the outstanding shares of Common Stock at a purchase price of $10.68 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Agreement and certain ancillary documents to be filed with the Securities and Exchange Commission; and (ii) the Purchaser will subsequently be merged (the "Merger") with and into the Company in a transaction which will provide all remaining holders of shares of Common Stock (other than the Company, Creative, the Purchaser or their respective subsidiaries, and holders who have perfected their appraisal rights under Massachusetts law) with $10.68 per share in cash. The Offer and the Merger constitute the "Proposed Transaction."

Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of the Company in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

In the past, we have provided investment banking and other financial advisory services to the Company and have received fees for rendering these services. In particular, Hambrecht & Quist acted as lead managing underwriter in the Company's initial public offering in 1994. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of the Company and receives customary compensation in connection therewith, and also provides research coverage for the Company. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Hambrecht & Quist and its affiliates currently own approximately 337,000 shares of Company Common Stock.

                     SAN FRANCISCO  .  NEW YORK  .  BOSTON
   MEMBERS NEW YORK STOCK EXCHANGE^. AMERICAN STOCK EXCHANGE^. PACIFIC STOCK
                                   EXCHANGE

The Board of Directors
Cambridge SoundWorks, Inc.
Page 2

In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

 (i) reviewed the publicly available consolidated financial statements of Creative for recent years and interim periods to date and certain other relevant financial and operating data of Creative made available to us from published sources;

 (ii) reviewed the financial statements of the Company for recent years and interim periods to date and certain other relevant financial and operating data of the Company made available to us from published sources and from the internal records of the Company;

 (iii) reviewed certain internal financial and operating information relating to the Company, including certain financial projections, prepared by the management of the Company;

 (iv) discussed the business, financial condition and prospects of the Company with certain of its officers;

 (v) reviewed the recent reported prices and trading activity for the common stock of the Company and compared such information and certain financial information for the Company with similar information for certain other companies engaged in businesses we consider comparable;

 (vi) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

 (vii)  reviewed the Agreement; and

 (viii) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning the Company or Creative considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not undertaken any independent valuation or appraisal of any of the assets or liabilities of the Company or Creative; nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of the Company. For purposes of this Opinion, we have assumed that neither the Company nor Creative is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We were not requested to, and did not, formally solicit indications of interest from any other parties in connection with a possible acquisition of, or business combination with, the Company.

It is understood that this letter is addressed to and for the information of the Board of Directors in connection with their evaluation of the Proposed Transaction and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in any filing with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. This letter does not constitute a recommendation to any stockholder of the Company as to whether such stockholder should accept the Offer.

The Board of Directors
Cambridge SoundWorks, Inc.
Page 3

Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be received by the holders of Company Common Stock in the Proposed Transaction is fair to such holders from a financial point of view. We express no opinion, however, as to the adequacy or financial fairness of any consideration received in the Proposed Transaction by Creative or any of its affiliates.

Very truly yours,

HAMBRECHT & QUIST LLC

  /s/ David Golden
By _______________________________________
  David Golden
  Managing Director

                                                                        ANNEX B

               RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE MBCL

IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE MBCL, ANY STOCKHOLDER WHO
 IS CONSIDERING EXERCISING DISSENTERS' RIGHTS SHOULD CONSULT HIS OR HER LEGAL
                                   ADVISOR.

  STATUTORY APPRAISAL PROCEDURES. The following is a brief summary of the statutory procedures to be followed by a holder of Shares at the Effective Time who does not wish to accept the per Share cash consideration pursuant to the Merger (a "Remaining Stockholder") in order to dissent from the Merger and perfect appraisal rights under Massachusetts law. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTIONS 85-98 OF THE MBCL, THE TEXT OF WHICH IS SET FORTH IN THIS ANNEX B HERETO. ANY REMAINING STOCKHOLDER CONSIDERING DEMANDING APPRAISAL IS ADVISED TO CONSULT LEGAL COUNSEL. APPRAISAL RIGHTS WILL NOT BE AVAILABLE UNLESS AND UNTIL THE MERGER (OR A SIMILAR BUSINESS COMBINATION) IS CONSUMMATED.

  If the Merger is effected as a "short-form" merger after expiration of the Offer or is effected as a "long-form" merger following approval by the required vote of stockholders of the Company, the Remaining Stockholders and stockholders who did not vote for the Merger, respectively, may, by complying with Sections 85 through 98 of the MBCL, be entitled to appraisal and dissenters' rights as described therein ("Dissenters' Rights"). The stockholders of record of Shares who are eligible to, and do, exercise their Dissenters' Rights with respect to the Merger are referred to herein as "Dissenting Stockholders," and the shares of stock with respect to which they exercise Dissenters' Rights are referred to herein as "Dissenting Shares." If a stockholder of the Company has a beneficial interest in Shares that are held of record in the name of another person, and such stockholder desires to perfect whatever Dissenters' Rights such beneficial stockholder may have, such beneficial stockholder must act promptly to cause the stockholder of record timely and properly to follow the steps summarized below.

  Pursuant to the MBCL, a stockholder of the Company may dissent from the proposed corporate action to approve the Merger Agreement and receive the right to an appraisal of such stockholder's shares. A copy of Sections 85 through 98 of the MBCL are set forth below.

  If the Merger is consummated, the Dissenting Stockholders will be entitled, if they strictly comply with the provisions of the MBCL, to have the fair value of their shares judicially determined and paid to them. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE MBCL RELATING TO DISSENTERS' RIGHTS, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTIONS 85 THROUGH 98 OF THE MBCL SET FORTH BELOW. This discussion and Sections 85 through 98 of the MBCL should be reviewed carefully by any stockholder who wishes to exercise statutory Dissenters' Rights or wishes to preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights. A stockholder of the Company who tenders its Shares and does not properly withdraw such Shares, or votes for the adoption and approval of the Merger Agreement will be deemed to have waived such stockholder's right to exercise Dissenters' Rights with respect to all Shares held by such stockholder. Any stockholder who is considering dissenting should consult his or her legal advisor.

  To exercise Dissenters' Rights, if the Merger is not being effected as a "short-form" merger but, rather, is being consummated following approval thereof at a meeting of the Company's stockholders (a "long-form" merger), a stockholder must file with the Company, before the special meeting of the stockholders of the Company for the purpose of voting for the Merger (the "Special Meeting"), a written objection to the Merger stating that the stockholder will exercise the stockholder's right to dissent if the Merger is effective and giving the address of the stockholder to which the Surviving Corporation shall mail notice in the event that the Merger is effective, and the stockholder must not vote in favor of the Merger Agreement. If the Merger is being effected as a "short-form" merger without a vote or meeting of the Company's Stockholders, a stockholder must make a written demand for appraisal of such stockholder's shares within 20 days after the mailing of the notice that the Merger is effective. The failure to consent to the Merger or the return of a proxy by a stockholder with instructions to vote such stockholder's Shares covered thereby against the Merger Agreement and the Merger (or abstaining from voting) is not sufficient to satisfy the requirement of delivering written objection to the Company. A vote in favor of the Merger Agreement will waive such stockholder's Dissenters' Rights. However, a stockholder's failure to vote on the Merger Agreement will not in itself be a waiver of such stockholder's Dissenters' Rights. A stockholder who dissents and demands Dissenters' Rights must do so as to all Shares held by such stockholder. A stockholder may not assert Dissenters' Rights with respect to less than all of such stockholder's Shares.

  Within 10 days after the Effective Date of the Merger, the Surviving Corporation must give written notice that the Merger has become effective to each Remaining Stockholder and each stockholder who gave notice before the Special Meeting of such stockholder's objection to the Merger and who did not vote in favor of the Merger Agreement. The giving of such notice shall not be deemed to create any rights in such shareholder receiving such notice to demand payment for such shares.

  If the Remaining Stockholder did not vote in favor of the Merger Agreement, such stockholder may, within 20 days after the mailing of the notice that the Merger is effective, make written demand (the "Demand Notice") on the Surviving Corporation for the payment of the fair value of such stockholder's Dissenting Shares. Any stockholder failing to make demand for payment within the 20-day period shall be bound by the Merger.

  Pursuant to the MBCL, the fair value of the Dissenting Shares is the value thereof as of the day immediately preceding the Special Meeting, exclusive of any element of value arising from the expectation or accomplishment of the Merger. Such determination shall be binding on all such stockholders even if the fair value so determined is less than the Merger price.

  Within 30 days after the expiration of the Dissenting Stockholders' 20 day notice period, the Surviving Corporation receiving demand for payment by the Dissenting Stockholder must deliver to the Dissenting Stockholder payment of the fair value of the shares.

  If, within 60 days of the Effective Date of the Merger, the Dissenting Stockholder and the Surviving Corporation do not agree as to the fair value of the Dissenting Shares, then within 120 days after the Effective Date of the Merger, the Dissenting Stockholder may file a petition with any court of competent jurisdiction in Essex County, Massachusetts (the "Court") requesting a determination of the value of such stockholder's Dissenting Shares. The Surviving Corporation must, within 10 days after the service of the filing of a petition described above, file with the office of the clerk of the Court in which the petition was filed a verified list of the names and addresses of all Dissenting Stockholders. A notice of the time and place of the hearing on the petition will then be sent to all of the individuals on that list.

  At the hearing on the petition, the Court will determine the stockholders who have complied with the MBCL and have become entitled to Dissenters' Rights and will appoint one or more qualified appraisers to determine the value of the Dissenting Shares, who shall file a report with the Court. After a hearing on the appraisal(s), the Court shall determine the fair value of the Dissenting Shares and shall direct payment of that value by the Surviving Corporation, together with interest thereon, beginning 91 days after the Effective Date of the Merger, subject to receipt of duly endorsed certificates for the Dissenting Shares. All court costs, including appraisers' fees, shall be allocated by the Court in a manner it determines to be fair and equitable.

  THERE CAN BE NO ASSURANCE THAT SUCH FAIR VALUE WILL BE EQUAL TO OR GREATER THAN THE MERGER PRICE. IF THE FAIR VALUE OF SUCH SHARES IS DETERMINED TO BE LESS THAN SUCH MERGER PRICE, HOLDERS OF DISSENTING SHARES WILL NOT BE ENTITLED TO RECEIVE THE MERGER PRICE OF $10.68 PER SHARE.

  Upon consummation of the Merger, each Dissenting Stockholder will cease to have any rights of a stockholder except the right to be paid the fair value of the Dissenting Shares and the right to receive other distributions, if any, payable to stockholders of record prior to the Effective Date of the Merger and any other rights under applicable Massachusetts law.

  Under Massachusetts statutory law, procedures relating to dissenters' rights are stated to be the exclusive remedy available to a stockholder objecting to the Merger, except upon grounds that the Merger will be or is illegal or fraudulent as to such stockholder. However, in Coggins v. New England Patriots Football Club, Inc. 397 Mass. 525 (1986), the Massachusetts Supreme Judicial Court held that dissenting stockholders are not limited to the statutory remedy of judicial appraisal in certain circumstances.

  APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER (OR ANY SIMILAR BUSINESS COMBINATION) IS CONSUMMATED.

  STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.

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

                           BUSINESS CORPORATION LAW
                     OF THE COMMONWEALTH OF MASSACHUSETTS

SECTION 85. DISSENTING STOCKHOLDER; RIGHT TO DEMAND PAYMENT FOR STOCK;
EXCEPTION

  A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

SECTION 86. SECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

  If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the stockholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

SECTION 87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING; FORM

  The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

  "If the action proposed is approved by the stockholders at the meting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

SECTION 88. NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

  The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were

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

not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for this stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

SECTION 89. DEMAND FOR PAYMENT; TIME FOR PAYMENT

  If within twenty days after the date of mailing of a notice under subsection
(e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of this stock within thirty days after the expiration of the period during which such demand may be made.

SECTION 90. DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

  If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

SECTION 91. PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

  If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

SECTION 92. DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

  After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates presenting such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

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

SECTION 93. REFERENCE TO SPECIAL MASTER

  The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

SECTION 94. NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

  On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

SECTION 95. COSTS; INTEREST

  The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

SECTION 96. DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

  Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

  (1) a bill shall not be filed within the time provided in section ninety;

  (2) A bill, if filed, shall be dismissed as to such stockholder; or

  (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of this objections to and an acceptance of such corporate action.

  Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

SECTION 97. STATUS OF SHARES PAID FOR

  The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

SECTION 98. EXCLUSIVE REMEDY; EXCEPTION

  The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

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